DORSON COMMERCIAL CORP.

- and –

AM (ADVANCED MICRO) BIOSCIENCES, INC.

SHARE PURCHASE AGREEMENT

August 29, 2019

TABLE OF CONTENTS

This SHARE PURCHASE AGREEMENT (the "**Agreement**") dated August 29th, 2019, is entered into

BETWEEN:

DORSON COMMERCIAL CORP., a corporation incorporated, organized, validly existing and in good standing under the laws of the Republic of Panama, registered in the registration record (commercial) 155667501 of the Public Register of Panama.

(the "**Vendor**")

AND:

AM (ADVANCED MICRO) BIOSCIENCES, INC., a corporation incorporated, organized, validly existing and in good standing under the laws of the Province of British Columbia, Canada, identified with incorporation number BC1179319 of the British Columbia Registry Services.

(the "**Purchaser**", and jointly with the Vendor, the "**Parties**" and individually each one a "**Party**")

RECITALS:

1. Whereas, the Vendor is the registered and beneficial owner of all of the issued and outstanding shares in the capital of Baleno Ltd., a corporation incorporated under the laws of the British Virgin Islands (the "**Corporation**").

2. Whereas, the Corporation is the registered and beneficial owner of 100% of the subscribed and outstanding shares of Medicolombia's Cannabis S.A.S., a company incorporated, organized, validly existing and in good standing under the laws of the Republic of Colombia ("**MediColombias**").

3. Whereas, the Purchaser wishes to purchase and the Vendor wishes to sell all of the issued and outstanding shares in the capital of the Corporation upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1
INTERPRETATION

1.1 Definitions

In this Agreement: unless otherwise expressly specified, the following terms shall have the respective meanings specified below:

"**Accounting Records**" means all of the books of account, accounting records and other financial information of the Corporation and/or MediColombias (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media) as provided in their respective Applicable Laws;

"**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person. For purposes of this definition, a Person "controls" another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities or shares, or by controlling the composition of a majority of the board of directors of that other Person, or by contract or otherwise; and "controlling", "controlled by" and "under common control with" have similar meanings;

"**Agreement**" means this share purchase agreement;

"**Allied**" means Allied Corp., a company organized and duly incorporated in accordance with the laws of the Province of British Columbia, Canada, and trading in the United States of America OTC Market as "ALID".

"Amendment No. 1" means the amendment dated May 9th, 2019 to the STA.

"Anti-Money Laundering Laws" has the meaning set forth in Section 3.1.44.

"Applicable Laws" means any and all applicable (i) laws, acts, statutes, rules, regulations, by-laws, codes, treaties, constitutions and ordinances, (ii) Orders, and (iii) policies, guidelines, standards, requirements, notices and protocols of any Governmental Authority;

"Books and Records" means the Accounting Records and all other information in any form relating to the Corporation, MediColombias or the Business, including license applications, sales and purchase records, lists of suppliers and customers, lists of potential customers, credit and pricing information, personnel and payroll records, tax records, business reports, plans and projections, production reports and records, inventory reports and records, business, engineering and consulting reports, marketing and advertising materials, research and development reports and records, maps, site plans, surveys, soil and substratum studies, as-built drawings, appraisals, electrical and mechanical plans and studies, environmental reports, and all other documents, files, records, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

"Business" means the business, for medicinal and/or scientific purposes, of cultivation, transformation and commercialization in Colombia of cannabis and cannabis derivates, as well as (once the amendment to the derivatives license to include the export modality is issued)the exportation, for the same purposes, of cannabis derivatives from the Republic of Colombia, which MediColombias shall undertake in accordance with the terms and conditions of the Required Licenses issued to said company by the competent Colombian Governmental Authorities (as described in Schedule 3.1.16) and the Colombian Applicable Laws.

"Business Day" means any day except Saturday, Sunday, any statutory holiday in the Province of British Columbia, Canada, Panama, the British Virgin Islands, Colombia; or any other day on which the principal chartered banks in any of such jurisdictions are closed for business;

"Closing" means the completion of the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement;

"Closing Date" means the date when Closing occurs at the Closing Time, provided all conditions for Closing, as set forth in Article 5 of this Agreement have been effectively met and /or complied with, or waived. The Parties shall make their best efforts to complete and close the purchase and

sale of the Purchased Shares and all other transactions contemplated by this Agreement on August 30th, 2019;

"Closing Document" means any agreement, certificate or other instrument to be executed or delivered at the Closing as contemplated by this Agreement;

"Closing Time" means 3:00 p.m. in the City of Bogota, Colombia on the Closing Date or such other time on the Closing Date as the Parties may agree in writing that the Closing will take place;

"Consent" means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Person other than the Corporation, including those required by Applicable Laws or under the terms or conditions of any Contract;

"Consideration Shares" has the meaning ascribed thereto in Section 2.3;

"Contract" means any contract, agreement, instrument or other legally binding commitment or arrangement, written or oral, to which the Corporation is a party or under which it has rights or obligations, including those listed or described in any Schedule;

"COP" means the currency of the Republic of Colombia.

"Corporation" has the meaning set forth in the Recitals of this Agreement.

"Damages" means, whether involving a Direct Claim or Third Party Claim, any damages (available at law or in equity), losses, liabilities, claims, demands, debts, interest, charges, fines, penalties, assessments, reassessments, judgments, costs or expenses, including the costs and expenses of any Legal Proceeding or any Order, settlement or compromise relating thereto (including reasonable costs, fees and expenses of legal counsel), but excluding any contingent liability until it becomes actual;

"Debt Instrument" means any bond, debenture, promissory note, trust indenture, loan agreement or other agreement evidencing indebtedness for borrowed money;

"Deposit" means the $**700,000** refundable cash deposits paid by the Purchaser to the Vendor on or prior to the date hereof;

"Direct Claim" means any cause, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under Article 8 of this Agreement;

"**Employee**" means an individual who is employed by MediColombias, whether on a full-time or part-time basis;

"**Employee Benefit Plans**" means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including defined benefit or defined contribution pension plans and group registered retirement savings plans, and all other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, including all policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are administered, sponsored or maintained or contributed to or required to be contributed to, by MediColombias for the benefit of any of the Employees or former employees of MediColombias or the beneficiaries of any of them, whether or not insured and whether or not subject to any Applicable Law, except that the term "Employee Benefit Plan" does not include any statutory plan with which the Corporation is required to comply;

"**Environment**" means the environment or natural environment as defined in any Environmental Laws and includes soil, air, surface water, ground water, land surface, subsurface strata, any sewer system and the environment in the workplace;

"**Environmental Laws**" means Applicable Laws relating to the Environment, employee health or safety, or public health or safety, including Applicable Laws relating to (a) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and (b) the generation, manufacture, processing, distribution, use, re-use, treatment, storage, disposal, transport, labelling, handling and the like of Hazardous Substances;

"**Environmental Permits**" means all Licenses issued, granted or required under Environmental Laws;

"**Equipment Leases**" means the leases of personal property to which the Corporation and/or MediColombias is a party or under which it has rights or obligations;

"Financial Statements" means the management prepared financial statements of MediColombias as of February 28th;

"Governmental Authority" means any (i) federal, provincial, state, territorial, municipal, local or other government, domestic or foreign, (ii) governmental or public ministry, department, agency, Tribunal, commission, board, bureau or instrumentality, domestic or foreign, (iii) subdivision or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

"Guarantee" means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person;

"Hazardous Substance" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the Environment, injure or damage property or plant or animal life or harm or impair the health of any individual;

"Indemnified Person" means any Person entitled to indemnification under Article 8 of this Agreement;

"Indemnifier" means any Person obligated to provide indemnification under Article 8 of this Agreement;

"Indemnity Payment" means the amount of any Damages required to be paid under Sections 8.2 or 8.3;

"Intellectual and Industrial Property" means tangible or intangible property in which Intellectual and Industrial Property Rights subsist and/or that is subject to Intellectual and Industrial Property Rights including, ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, inventions, technology, computer programs (including all related code), tools, products, knowledge, know-how and trade secrets, used, in whole or in part, in or required by the Corporation or MediColombias for the carrying on of the Business, both domestic and foreign, whether or not that Intellectual and Industrial Property is registered;

"Intellectual and Industrial Property Rights" means:

(i) any and all proprietary rights anywhere in the world provided under: patent law, copyright law, trademark law, design patent or industrial design law, semiconductor chip or mask work law, trade secret law, or any other statutory provision or common law principle that provides a right in either intellectual property or the expression or use of intellectual property; and

(ii) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing;

"**Interested Person**" means any present or former officer, director, shareholder or employee of the Corporation or MediColombias, or any Person with which the Corporation or any of the foregoing does not deal at arm's length;

"**Interim Period**" means the period from the date hereof until the earlier of the Closing Time and the termination of this Agreement;

"Lease Agreement" means the lease agreement dated April 1, 2018, entered into by and among MediColombias, as lessee, and Lurdy Trigos and Idma Chacon, as lessors, for the Lease of the Villa Silva property in Santander, Colombia, identified with Property Registration Certificate No. 314- 11848 of the Oficina de Registro de Instrumentos Públicos de Piedecuesta, Colombia, as amended or modified by such parties from time to time.

"**Leased Property**" means premises which are leased, subleased, licensed, used or occupied by the Corporation or MediColombias and the interest of the Corporation or MediColombias in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situated on or forming part of those premises;

"**Leases**" means real property leases or other rights of occupancy relating to real property to which the Corporation or MediColombias is a party or under which it has rights or obligations, whether as lessor or lessee;

"**Legal Proceeding**" means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding, judicial or governmental, and includes any appeal or review and any application for same;

"**License**" means any license, permit, approval, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or

otherwise created by any Governmental Authority;

"**Licensed IP**" has the meaning specified in Subsection 3.1.33;

"**Lien**" means any lien, mortgage, charge, pledge, hypothec, security interest, assignment, option, conditional sale, warrant, lease, sublease, easement, restrictive covenant, title retention agreement, statutory or deemed trust, adverse claim or other encumbrance of any kind, which secures payment or performance of an obligation or otherwise affects the right, title or interest in or to any particular property;

"**Material Adverse Change**" means any change, event or occurrence (without giving effect to this Agreement and the transactions contemplated by this Agreement) with respect to the Business or the assets, operations, affairs, prospects, condition (financial or otherwise) of the Corporation or MediColombias, or of the Purchaser or Allied that has resulted or that could reasonably be expected to result in a Material Adverse Effect;

"**Material Adverse Effect**" means any effect (without giving effect to this Agreement and the transactions contemplated by this Agreement) that is, or could reasonably be expected to be, material and adverse (i) to the results of the Business or the assets, operations, affairs, prospects, condition (financial or otherwise) of the Corporation or MediColombias; or (ii) to the value of the Consideration Shares;

"**Material Contracts**" has the meaning specified in Section 3.1.31;

"**Order**" means any order, directive, judgment, decree, award or writ of any Tribunal;

"Outside Date" has the meaning set forth in Section 7.01(a)(iii).

"**Owned IP**" has the meaning specified in Section 3.1.33;

"**Parties**" means the Vendor and the Purchaser and "**Party**" means either one of them;

"**Person**" includes any individual, body corporate, unlimited liability company, limited liability corporation, partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Authority and any other entity or organization of any nature whatsoever;

"**Personal Information**" means any information in the possession or control of the Corporation or

MediColombias about an identifiable individual other than the name, title or business address or telephone number of an Employee;

"**Prime Rate**" for any day means the rate of interest expressed as a rate per annum that the Royal Bank of Canada establishes as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it refers to as its prime rate;

"**Purchase Price**" means the consideration payable by the Purchaser to the Vendor for the Purchased Shares under Section 2.2;

"**Purchased Shares**" means all of the issued and outstanding shares in the capital of the Corporation, as more particularly set forth in Schedule 2.1;

"**Purchaser's Indemnified Persons**" means the Purchaser and, if the Closing occurs, the Corporation and MediColombias, and their respective shareholders, directors, officers, employees, representatives and agents;

"**Regulatory Approval**" means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract, License or Order;

"**Release**" means any release or discharge of any Hazardous Substance, including any burial, incineration, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leaching, migration, dispersal, dispensing or disposal;

"**Representatives**" means, in respect of a Party, that Party's directors, officers, employees, agents, solicitors, accountants, professional advisors and other representatives involved in the transactions contemplated by this Agreement and, in the case of the Vendor prior to Closing, includes those of the Corporation and MediColombias;

"**Required Licenses**" has the meaning set forth in Section 3.1.16;

"**Stub Period Returns**" has the meaning specified in Section 4.4.2(a);

"**STA**" means the Share Transfer Agreement dated 12th March, 2019 entered into by and between the Corporation, on the one hand, and, on the other, the former shareholders of MediColombias and Medicolombias, as amended by Amendment No 1 thereto dated May 9th, 2019; pursuant to which on May 13th, 2019 the Corporation acquired 100% of the subscribed and outstanding capital

of MediColombias, becoming as of said date the registered and beneficial owner of all of the issued and outstanding shares of Medicolombias.

"**Tax Returns**" shall mean any return, report, declaration, information return, refund claim, or other similar statement or information (including any amendment) required to be supplied to a Governmental Entity with respect to Taxes, however transmitted;

"**Tax**" shall mean any tax, assessment, duty, fee, royalty or other charge imposed or collected by any government or political subdivision thereof or any tax authority thereunder, including any income, gross income, gross receipts, profits, capital stock, net worth, franchise, withholding, payroll, social security, premium, guarantee fund, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, services, sales, use, license, lease, transfer, import, export, value added, municipal service, social contribution, minimum, alternative minimum, estimated or other tax (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing;

"**Third Party Claim**" means any claim or Legal Proceeding that is instituted or asserted by any Person who is not a Party against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under Article 8 of this Agreement;

"**Tribunal**" means any court (including a court of equity), arbitrator or arbitration panel, or any Governmental Authority or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers, including any stock exchange; and

"**Vendor's Indemnified Persons**" means the Vendor and, prior to Closing, the Corporation and MediColombias; and their respective shareholders, directors, officers, employees, representatives and agents.

1.2 Certain Rules of Interpretation

In this Agreement:

(a) **Accounting Principles** – Unless otherwise specified, any reference in this Agreement to "generally accepted accounting principles" is to international financial reporting standards ("**IFRS**").

(b) **Consent** – Whenever a provision of this Agreement requires or contemplates the consent

or approval of a Party and that approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, that Party will be deemed to have withheld its approval or consent.

(c) **Currency** – Unless otherwise specified, all dollar amounts in this Agreement, including the symbol "$", refer to the currency of the United States of America.

(d) **Gender and Number** – In this Agreement, unless the context requires otherwise, any reference to gender includes all genders and words importing the singular number only include the plural and vice versa.

(e) **Headings, etc.** – The division of this Agreement into Articles, Sections and other subdivisions and the inclusion of headings and a table of contents are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(f) **Including** – In this Agreement, unless otherwise expressly stated, the words "include" or "including" mean "include (or including) without limitation" and the words following "include" or "including" are not to be considered an exhaustive list.

(g) **Knowledge** – Where any representation or warranty is expressly qualified by reference to "the knowledge of the Vendor" or similar words, it refers to the knowledge actually known to, or which after reasonable enquiry and reviewing this Agreement ought to have come to the attention of, the Vendor and its director, representatives, shareholder, Affiliates and agents;

(h) **Performance on Holidays** – If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.

(i) **References to Documents** – Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document, is a reference to this Agreement or the other agreement or document as it may have been, or may from time to time be, amended, supplemented, restated, novated or replaced and includes all schedules and exhibits to it.

(j) **References to Persons** – Unless the context otherwise requires, any reference in this Agreement to a Person includes its heirs, administrators, executors and other legal representatives, successors and permitted assigns. In the case of a reference herein to

Government Authority, which ceases to exist or whose powers or functions are transferred to another Government Authority, is a reference to such Government Authority that replaces it or substantially succeeds to its powers or functions;

(k) **References to this Agreement** – The words "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(l) **Statutory References** – Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it and all applicable guidelines, bulletins or policies made in connection with it and which are legally binding, in each case as it or they may have been, or may from time to time be, amended or re-enacted.

(m) **Time** – Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

(n) **Time Periods** – Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Kelowna time) on the last day of the period. If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Kelowna time) on the next succeeding Business Day.

1.3 Schedules and Exhibit

The following Schedules and Exhibit form an integral part of this Agreement:

Schedule 2.1	Purchased Shares
Schedule 3.1.10	Required Regulatory Approvals
Schedule 3.16	Required Licenses
Schedule 3.1.28	Leased Real Property
Schedule 3.1.31	Material Contracts
Schedule 3.1.33	Intellectual and Industrial Property
Exhibit A	Form of Release

Article 2
PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing Time the Vendor shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Vendor, all of the Purchased Shares as set forth in Schedule 2.1, free and clear of all Liens.

2.2 Amount of Purchase Price

Subject to adjustment in accordance with this Article 2, the consideration payable by the Purchaser to the Vendor for the Purchased Shares (the "**Purchase Price**") is $5,200,000.

2.3 Payment of Purchase Price

The Purchase Price will be paid and satisfied as follows:

(a) at the Closing Time, the Deposit shall be credited against the Purchase Price;

(b) at the Closing Time the Purchaser shall ensure that 4,500,000 shares in the capital of Allied, which trading in the US OTC (ALID:US), (the "**Consideration Shares**"), are issued free and clear of all Liens to the Vendor and/or to any other Person(s) that the Vendor nominates (the "**Vendor's Nominees**"); and

(c) The Consideration Shares shall not have any restrictions on their sale/transfer by the Vendor or the Vendor Nominees; other than those restrictions exclusively arising out of Applicable Laws and / or any rules and regulations of the relevant stock or securities exchange where they trade that have to be complied with by all shareholders of Allied and that may result in restrictions for the sale or transactions of Allied's listed shares;

Article 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser as set out in this Section 3.1 and acknowledges that the Purchaser is relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated herein. Provided, however, that any investigation by or on behalf of the Purchaser shall have the effect of waiving, diminishing the scope of, or otherwise affecting the representations and warranties made by the Vendor, if the information arising from such investigation is known to the Purchaser (including to this effect known to any of the Purchaser Representatives) prior to Closing.

3.1.1 Power and Capacity; Corporate Authority

The Vendor is the sole and registered beneficial owner of the Purchased Shares (as identified in Schedule 2.1 hereto) that are to be sold and transferred to the Purchaser at Closing hereunder and to enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is a party or will, on the Closing Date, be a party.

3.1.2 Incorporation and Qualification

The Corporation is a corporation incorporated and validly existing under the laws of the British Virgin Islands and MediColombias is a corporation incorporated and validly existing under the laws of the Republic of Colombia. Each of the Corporation and MediColombias has the corporate power and capacity to own, lease, use and operate its property, carry on its business (in the case of the Corporation) and the Business (in the case of the Medicolombias) as now being conducted by it. Each of the Corporation and MediColombias is registered, licensed or otherwise qualified to carry on its business (in the case of the Corporation) and the Business (in the case of the Medicolombias) and is in good standing in each jurisdiction in which the nature of the Business or the property or assets owned or leased by it makes that qualification necessary or where it owns or leases any properties or assets or conducts any business.

3.1.3 No Insolvency or Reorganization Proceedings

The Vendor, the Corporation, and MediColombias are not insolvent and no proceedings have been taken or authorized by the Vendor, the Corporation or MediColombias or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of any of the Vendor, the Corporation or MediColombias or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, the Vendor, the Corporation or MediColombias nor, to the Vendor's knowledge, have any suchproceedings been threatened by any other Person.

3.1.4 Authorization of Sale by the Vendor

The execution and delivery of, and performance by the Vendor of, this Agreement and each of the Closing Documents to which it is or is to become a party and the completion of the transactions contemplated by them have been duly authorized by all necessary corporate action on behalf of the Vendor.

3.1.5 Validity of Agreement and the STA

(a) This Agreement and each of the Closing Documents to which the Vendor is or is to become a party have been or will be duly executed and delivered by the Vendor, and are or will be legal, valid and binding obligations of the Vendor as the case may be, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(b) The STA was duly executed and delivered by the parties thereto, and is a legal, valid and binding obligation of the Corporation, enforceable against it in accordance with the STA's respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.1.6 Authorized and Issued Capital

(a) At Closing, the authorized and issued capital of the Corporation shall consist of 50,000 shares (and no more) which in turn consist of the Purchased Shares which have been duly issued and are outstanding as fully paid and non-assessable shares. All of the Purchased Shares have been issued in compliance with the Applicable Laws of the British Virgin Islands, including the BVI Business Companies Act, 2004, as amended by the BVI Business Companies (Amendment) Act, 2015, and the sale of the Purchased Shares by the Vendor to the Purchaser will be made in compliance with all such Applicable Laws of the BVI.

(b) At Closing, the authorized capital of MediColombias shall consist of COP$60,000,000 divided in 60,000 shares, and its issued (subscribed) capital shall consist of 40,000 shares duly issued and outstanding as fully paid and non-assessable shares. The Corporation is the registered and beneficial owner of all of the issued shares of MediColombias, free and clear of all Liens, no other shares or securities have been issued by MediColombias, and all of the issued shares of MediColombias have been duly issued and are outstanding as fully paid and non-assessable shares. All of the issued shares of MediColombias have been issued in compliance with the Applicable Laws of Colombia.

3.1.7 Title to Purchased Shares

The Purchased Shares are owned by the Vendor as set forth in Schedule 2.1 as the registered and beneficial owner thereof with good and valid title to the Purchased Shares, free and clear of all Liens. On Closing, the Purchaser will acquire good and valid title to the Purchased Shares, free and clear of all Liens.

3.1.8 No Other Agreements or Options

Except for the Purchaser's right in this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for (i) the purchase or other acquisition from the Vendor of any of the Purchased Shares; (ii) the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Corporation or MediColombias; or (iii) other than in the ordinary course of business, the purchase or other

acquisition from the Corporation or MediColombias of any of their respective undertaking, property or assets.

3.1.9 No Conflicts

The execution and delivery of and performance by the Vendor of this Agreement and each of the Closing Documents to which it is or is to become a party do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a) result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Vendor, the Corporation or MediColombias to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i) the notice of articles, articles, by-laws, constating documents or any resolution(s) of the director or shareholders meeting of the Corporation or the shareholders meeting of MediColombias; or

(ii) any agreement, contract or commitment, written or oral, to which the Vendor, the Corporation or MediColombias is a party, under which it has rights or obligations or by which any of the property or assets of a Vendor, the Corporation or MediColombias may be affected;

(b) result in the breach of, or cause the termination, amendment or revocation of, any Consent or License held by the Vendor, the Corporation or MediColombias or necessary to the ownership of the Purchased Shares or the operation of the Business;

(c) result in the violation of any Applicable Law;

(d) cause the Corporation or MediColombias to lose any rights to a government grant or tax credit or refund; or

(e) result in the creation of any Lien on the Purchased Shares or any of the property or assets of the Corporation or MediColombias.

3.1.10 Required Regulatory Approvals

Except as set forth in Schedule 3.1.10 of this Agreement, there is no additional requirement on the part of the Vendor, the Corporation or MediColombias to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain all rights and benefits of the Corporation or MediColombias under any Contract, Order or License after Closing.

3.1.11 Required Consents

There is no requirement on the part of the Vendor, the Corporation or MediColombias to obtain any Consent in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain all rights and benefits of the Corporation or MediColombias under any Contract, Order or License after Closing, except that changes to the terms and conditions of the Required Licenses described in Schedule 3.1.16 or to the water concession described in Schedule 3.1.10, made on or after Closing shall require the Consent of the competent Colombian Governmental Authority.

3.1.12 Corporate Records

The minute books of the Corporation and MediColombias and other corporate records made available to the Purchaser for review have been maintained in accordance with Applicable Laws and include,

(i) complete and accurate copies of the memorandum and articles of association of the Corporation, all of which were duly enacted and are in full force and effect;

(ii) complete and accurate copies of the by-laws of MediColombias, all of which were duly enacted and are in full force and effect;

(iii) complete and accurate copies of the minutes of all meetings of shareholders since the date of incorporation of MediColombias, which meetings were duly called or were universal, and were validly held. The Vendor represents that the Corporation has no minutes of meetings of shareholders, directors (other than written records kept by its sole director as per the Applicable Laws and the Articles of Association of

the Corporation) or committees of directors, since there has not been any meeting of either of them;

(iv) copy of the complete, accurate and current shareholders ledger of MediColombias;

(v) copy of the certificates of incorporation, incumbency and good standing of the Corporation.

All corporate proceedings and actions reflected in the minute books of MediColombias have been conducted or taken in accordance with Applicable Laws and its by-laws. There are no shareholders' agreements or unanimous shareholders' agreements governing the affairs of the Corporation or MediColombias or the relationship, rights and duties of the shareholders or directors of either of them, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporation or MediColombias.

3.1.13 Dividends and Distributions

Neither the Corporation nor MediColombias has, directly or indirectly, declared any dividends or declared any other distribution or return of capital in respect of any of its shares (or been deemed to have done so) which dividend, distribution or return of capital, as applicable, has not been paid or completed at the date hereof;

3.1.14 Business Carried on in Ordinary Course

Since February 28th, 2019, each of the Corporation and MediColombias has carried on the Business in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, since February 28th, 2019, neither the Corporation nor MediColombias has:

(a) sold or otherwise disposed of any of its assets except for inventory sold in the ordinary course of business;

(b) incurred or assumed any obligation or liability of any nature whatsoever which individually or in the aggregate exceeded $25,000 except in the ordinary course of the Business;

(c) discharged any Lien or paid any secured or unsecured obligation or liability of anynature whatsoever which individually or in the aggregate exceeded $25,000, other than payment prior to Closing of COP$305,613,140 owed by Medicolombias to its former shareholders in accordance with Amendment No. 1 to the STA;;

(d) created or permitted to exist any Lien on any of its assets;

(e) made any capital expenditure which individually or in the aggregate exceeded $25,000;

(f) suffered any extraordinary loss, whether or not covered by insurance;

(g) made any change to the method of billing customers or the credit terms made available to customers;

(h) made any change to any method of management, operation or accounting in respect of the Business;

(i) waived or cancelled any material rights or claims;

(j) compromised or settled any Legal Proceeding pending against it, the Business or any of its assets;

(k) hired or dismissed any Employees other than Holger Amaya and Leandro Mejia;

(l) increased the rate of wages, salaries or bonuses of any Employees except as required under the terms of any Contract;

(m) increased the benefits to which Employees and former employees are entitled, including, under any Employee Benefit Plan, or created any new Employee Benefit Plan;

(n) entered into, modified, amended or terminated any Contract (save for the amendment to the Lease Agreement, to be entered into prior to Closing) or waived or released any rights under any Contract, other than in the ordinary course of business;

(o) terminated, discontinued, closed or disposed of any plant, facility or business operation; or

(p) authorized, agreed or become bound to do any of the foregoing.

3.1.15 Compliance with Applicable Laws

Each of the Corporation and MediColombias has conducted and is conducting the Business and operates and maintains the properties and assets used in the Business in compliance in all material respects with their respective Applicable Laws. Neither the Vendor, the Corporation or MediColombias has received any notice of any alleged violation of any Applicable Law that has not been remedied or rectified and there are no facts that could give rise to a notice of non-compliance in any material respect by the Vendor, the Corporation or MediColombias with any Applicable Law.

3.1.16 Required Licenses

Except for the Licenses and Permits indicated in Schedule 3.1.10, which require the relevant Regulatory Approvals, each of the Corporation and MediColombias, as the case may be, possesses and are the titleholders of all Licenses required under Applicable Laws to conduct the Business and to own, use and operate the properties and assets used in the Business. Schedule 3.1.16 is a complete and accurate list of all those Licenses (the "Required Licenses"). True and complete copies of all Licenses listed in Schedule 3.1.16 have been made available to the Purchaser for inspection, those Licenses are valid and subsisting and in good standing, there is no default under any of them, and no proceeding is pending or threatened and no grounds exist to revoke or amend any of them (except for the amendment to the derivatives license to include the export modality already applied for by Medicolombias).

3.1.17 No Material Adverse Change

Since February 28th, 2019, there have been no changes in the Business or any of the assets, operations, affairs, prospects or condition (financial or otherwise) of the Corporation or MediColombias other than changes in the ordinary course of the Business, which do not, individually or in the aggregate, constitute a Material Adverse Change.

3.1.18 Books and Records

All Books and Records have been properly, fully and accurately kept in all material respects and in accordance with Applicable Laws and contain full and accurate records of all matters relating to the Business. All financial transactions relating to the Business have been accurately recorded in the Accounting Records in accordance with sound business and financial practice. No Books and Records are in the possession or control of, recorded, stored, maintained by, or otherwise dependent on, any Person other than the Corporation or MediColombias.

3.1.19 Financial Statements

The Financial Statements for the 2019 fiscal year shall be prepared in accordance with IFRS as applicable to Medicolombias in accordance with the requirements of the Applicable Laws. The Financial Statements for year 2018 present fully, fairly and accurately:

(a) the assets, liabilities and financial condition of MediColombias; and

(b) the revenues, earnings and results of MediColombias,

in each case as of the date and throughout the periods indicated in the Financial Statements.

3.1.20 Non-Arm's Length Transactions

(a) except as set out in the Financial Statements and in Amendment No. 1 to the STA, no Interested Person is indebted to the Corporation or MediColombias nor is the Corporation or MediColombias indebted to any Interested Person;

(b) neither the Corporation nor MediColombias is a party to any Contract with any Interested Person other than the STA and Contracts of employment;

(c) except for the Leased Property, no Interested Person owns, directly or indirectly, in whole or in part, any property that MediColombias uses in the operation of the Business;

(d) no Interested Person has any cause of action or other claim against the Corporation; and

(e) since February 28th, 2019 no payment has been made to any Interested Person (except for the payment referred to in Section 3.14(c)), other than in the ordinary course of business.

3.1.21 No Liabilities

Neither the Corporation nor MediColombias has any liabilities of any nature whatsoever and no event has occurred or circumstance exists which may give rise after Closing to any liability of any nature whatsoever, except for, in either case:

(a) liabilities reflected or reserved against in the Financial Statements;

(b) liabilities disclosed in this Agreement; or

(c) liabilities incurred in the ordinary course of business after February 28th, 2019 which are not, in the aggregate, materially adverse to the Business or the assets, operations, affairs, prospects or condition (financial or otherwise) of the Corporation or MediColombias.

3.1.22 Debt Instruments

Neither the Corporation nor MediColombias is a party to or bound by or subject to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument. No Debt Instrument or Lien which the Corporation or MediColombias is a party to or bound by or subject to is dependent upon the Guarantee of or any security provided by any other Person.

3.1.23 Guarantees

Neither the Corporation nor MediColombias has given or agreed to give, nor are either of them a party to or bound by or subject to any Guarantee.

3.1.24 Banking Information and Powers of Attorney

The Purchaser has been provided with all details of the bank account of Medicolombias and its authorized signatories.

3.1.25 Title to the Assets

Except for the property subject matter of the Lease Agreement, any Licensed IP, if any, and any leased personal property that is the subject of any Equipment Lease, each of the Corporation and MediColombias is the sole beneficial (and where its interests are registered, the sole registered) owner of all its property and assets (whether real, personal or mixed and whether tangible or intangible) used by it as of the date hereof in connection with the Business or reflected in the Books or Records as being owned by the Corporation or MediColombias, with good title thereto, free and clear of all Liens.

3.1.26 Sufficiency and Condition of Assets

The assets owned, licensed or leased by the Corporation or MediColombias constitute all of the property and assets necessary to carry on the Business as it is currently carried on, are free of material defects and include all proprietary or leased rights, Intellectual and Industrial Property Rights and other property and assets, tangible and intangible, used in connection with the Business. All tangible assets used in the Business are in good operating condition and in a state of good repair and maintenance.

3.1.27 Owned real property

Neither the Corporation nor MediColombias owns or has any interest in, nor is the Corporation or MediColombias a party to or bound by or subject to any option or other Contract respecting, any real or immoveable property other than the Leased Property.

3.1.28 Leases and Leased Property

(a) Schedule 3.1.28 is a complete and accurate list of all of the Leases and Leased Property. True and complete copies of all of the Leases, including any amendments to those Leases, have been made available to the Purchaser for inspection. The draft Amendment No. 1 to the Lease Agreement has been made available and revised by the Purchaser and a copy thereof, in substantially the same terms, will be made available to the Purchaser once executed prior to Closing.

(b) Schedule 3.1.28 contains an accurate summary of the material terms of the Leases, including the parties to and dates of each of the Leases, their expiry dates, particulars of any options to renew, the locations (including municipal addresses) of the Leased Property, any restrictions on assignment, change of control of the Corporation or

MediColombias or amalgamation, and the rent payable and any other payments required under the Leases.

(c) The Leases are in full force and effect and in good standing with no amendments except as disclosed in Schedule 3.1.28. Except as disclosed in Schedule 3.1.28, there are no current or pending negotiations with respect to the renewal, surrender, repudiation or amendment of any of the Leases.

(d) All payments required to be made by the Corporation or MediColombias under the Leases have been paid, there are no outstanding defaults or violations under any of those Leases on the part of the Corporation or MediColombias or, to the knowledgeof the Vendor, on the part of any other party to any of those Leases. There are no disputes between the Corporation or MediColombias and any other party to any of those Leases, and neither the Corporation nor MediColombias has sublet, assigned, licensed or otherwise conveyed any rights in the Leases or the Leased Property to any other Person.

3.1.29 Real Property Generally

(a) Neither the Corporation nor MediColombias owns or has any interest in, nor is the Corporation or MediColombias a party to or bound by or subject to any option or other Contract respecting, any real or immoveable property other than the Leased Property.

(b) All of the existing plant, buildings, structures, erections, improvements, appurtenances and fixtures (in this Subsection 3.1.29, "buildings and structures") situated on or forming part of the Leased Property are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Corporation and MediColombias have adequate rights of ingress and egress to and from all of the buildings and structures for the operation of the Business in the ordinary course.

(c) None of the existing buildings and structures situated on or forming part of the Leased Property, or the operation or maintenance thereof, violates any restrictive covenant or any Applicable Law or encroaches on any property owned by others.

(d) The Leased Property and the current uses thereof by the Corporation and MediColombias comply in all respects with Applicable Laws.

(e) No alterations, repairs, improvements or other work have been ordered, directed or

requested in writing under any Applicable Law by any Person with respect to the Leased Property or the buildings and structures or with respect to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works, which alteration, repair, improvement or other work has not been completed; other than the obligations arising out of the water concession permit in respect of the Leased Property specified in Schedule 3.1.28.

(f) All accounts for material, work and services with respect to the Leased Property (except for current accounts the payment dates of which have not yet passed) have been fully paid and satisfied and no Person is entitled to claim a Lien against the Leased Property.

(g) No part of the Leased Property has been taken or expropriated by any Tribunal or other body having power of expropriation, nor has any Legal Proceeding or notice in respect of any such expropriation been commenced, given or threatened.

3.1.30 Equipment Leases

(a) Neither the Corporation nor MediColombias has any Equipment Leases.

3.1.31 Material Contract

(a) Schedule 3.1.31 is a complete and accurate list of all the Material Contracts. For purposes of this Agreement, "**Material Contract**" means any Contract other than a Contract made in the ordinary course of business under which the Corporation or MediColombias has a financial obligation of less than $**5,000** per annum and which can be terminated by it without it being required to pay any damages, penalty or other amount by giving not more than 30 days' notice.

(b) The Material Contract listed in Schedule 3.1.31 is in full force and effect and in good standing with no amendments except as disclosed in Schedule 3.1.31 and there are no outstanding defaults or violations under such Material Contract on the part of the Corporation or MediColombias, or on the part of any other party to such Material Contract. There are no current or pending negotiations with respect to the renewal, repudiation or amendment of the Material Contract listed in Schedule 3.1.31. Each of the Corporation and MediColombias has the capacity, as applicable, including the necessary personnel, equipment and supplies, to perform its obligations under the Material Contract.

(c) Except for the Material Contract listed in Schedule 3.1.31, the Corporation and MediColombias have no other Material Contract current or in force.

3.1.32 Accounts Receivable

The accounts receivable due or accruing to the Corporation or MediColombias: (a) are reflected in the Financial Statements and the Accounting Records, (b) arose in the ordinary course of the Business, (c) are bona fide, and (d) subject to a reasonable allowance for doubtful accounts that has been reflected in the Financial Statements and Accounting Records in accordance with generally accepted accounting principles, are collectible without defence, set-off or counterclaim.

3.1.33 Intellectual and Industrial Property

(a) Schedule 3.1.33 contains a complete and accurate list and description of all of the Intellectual and Industrial Property and specifies, for each item, whether the Intellectual and Industrial Property (including all Intellectual and Industrial Property Rights pertaining thereto) is owned by the Corporation or MediColombias ("**Owned IP**") or whether the Corporation's or MediColombias' Intellectual and Industrial Property is used by the Corporation or MediColombias under a license agreement or arrangement from another Person ("**Licensed IP**").

(b) All of the Corporation's and Medicolombias' Intellectual and Industrial Property, as indicated in Schedule 3.1.33 is valid and subsisting, is owned by the Corporation or MediColombias with good title thereto, free of all Liens, and the Corporation or MediColombias has the unencumbered right to use (where use includes the ability to modify, enhance, make derivative works, adapt, translate, market, license with right to grant sub-licenses, sell, rent and any other activity associated with the term "use", all without restriction of any kind from any third person (in this Subsection 3.1.33, "**Use**")) the Owned IP, other than the License from the competent Colombian Governmental Authority (ICA) for the use of Medicolombias cannabis seeds, and to the extent permitted by the relevant License and the Applicable Laws. All registrations and filings necessary to preserve the rights of the Corporation and MediColombias in and to the Owned IP have been made or will be made prior to Closing if required by the Applicable Laws.

(c) Pursuant to the provisions of articles 29 of Law 1450 of 2011 and 539 of the Colombian Commercial Code, in accordance with the first paragraph of articles 22, 88 and 114 of

Decision 486 2000 of the Commission of the Andean Community of Nations all work performed by Medicolombias' current or former employees in the development of the Intellectual and Industrial Property set forth in Schedule 3.1.33 belong to Medicolombias, without requiring any authorization. Accordingly, Medicolombias has the right to register such Intellectual and Industrial Property in its name (or in the name of third parties to the extent permitted by the license and Applicable Laws in respect of the specific type of Intellectual and Industrial Property set forth in Schedule 3.1.33), or to register copyrights thereon, as appropriate. The foregoing, respecting the right of the relevant employee to be mentioned as an inventor in the case of patents, if requested by them.

(d) The Corporation or MediColombias has taken all necessary and appropriate steps to protect and preserve the confidentiality of all the Intellectual and Industrial Property not otherwise protected by patents, patent applications or copyright ("**Confidential Property**"). All use, disclosure or appropriation of Confidential Property owned by the Corporation or MediColombias by or to a third person has been under the terms of a written agreement between the Corporation or the MediColombias and that third person (not including Governmental Authorities, in which case disclosure has been made in accordance with the Applicable Laws). All use, disclosure or appropriation by the Corporation or MediColombias of confidential property not owned by the Corporation or MediColombias has been under the terms of a written agreement between the Corporation or MediColombias and the owner of that confidential property, or is otherwise lawful.

(e) No Person has been granted rights by the Corporation or MediColombias to use the Intellectual and Industrial Property set forth in Schedule 3.1.33.

(f) Each of the Corporation and MediColombias has the unencumbered rights to Use any Licensed IP that is embedded or integrated into any Owned IP under the applicable license agreement with the owner of the Licensed IP and the right to use (without any condition, payment or fee except as disclosed in Schedule 3.1.33) all other Licensed IP, including computer software, as is necessary for the conduct of the Business as currently being conducted.

(g) No Person has commenced, or provided notice of intention to commence, any Legal Proceeding claiming infringement, adverse ownership, invalidity, lack of distinctiveness or conflict with respect to any of the Owned IP or the Licensed IP or challenging any

Intellectual and Industrial Property Rights of the Corporation or MediColombias in and to the Owned IP or the Licensed IP or the right of the Corporation or MediColombias to Use the Owned IP or use the Licensed IP in the conduct of the Business and there is no valid basis for any such Legal Proceeding.

(h) The conduct of the Business by the Corporation and MediColombias and their Use of the Owned IP and use of the Licensed IP do not conflict with, infringe upon or violate and are not alleged by any Person to conflict with, infringe upon or violate the Intellectual and Industrial Property Rights of any other Person. Neither the Corporation nor MediColombias has misappropriated, infringed, used or disclosed without authorization any Intellectual and Industrial Property Rights of any third person.

(i) Neither the Corporation nor MediColombias has commenced any Legal Proceeding challenging the Intellectual and Industrial Property Rights of any other Person and, to the

knowledge of the Vendor, there is no unauthorized Use, disclosure, infringement or misappropriation by any third person of any of the Corporation's Intellectual and Industrial Property Rights.

(j) There are no actions that must be taken by the Corporation within 120 days of the Closing Date that, if not taken, will result in the loss of any Intellectual and Industrial Property Rights in and to the Corporation's Intellectual and Industrial Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any patent and trademark office, actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual and Industrial Property Rights in and to the Corporation's Intellectual and Industrial Property.

(k) Neither the Corporation nor MediColombias uses and has used or requires any third party software, including open source or free software, for the conduct of the Business, except for such third party software as may be readily obtained by license from third party vendors of that software on reasonable commercial terms.

(l) The Corporation and MediColombias have taken reasonable steps to maintain the secrecy of all trade secrets and other confidential information of the Corporation and MediColombias and all confidential information obtained from third parties, including by entering into non-disclosure agreements or including confidentiality obligations in Contracts with all third parties to whom disclosure of confidential information and trade secrets is made, prior to that disclosure. Any such non-disclosure agreement or confidentiality obligations are in full force and effect and in good standing and nor the Vendor, the Corporation nor MediColombias is aware of any breach thereof.

3.1.34 Inventories

Neither the Corporation nor MediColombias owns or has any tangible personal /movable property or assets (inventories).

3.1.35 Investments

(a) The Corporation has no subsidiary other than MediColombias and does not own nor has

it agreed to acquire, directly or indirectly, any shares or securities convertible into shares in the capital of any body corporate or any equity or ownership interest in any business or Person.

(b) Neither the Corporation nor MediColombias is a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking.

(c) Neither the Corporation nor MediColombias is subject to any obligation to provide funds to or to make any investment in any business or Person by way of loan, capital contribution or otherwise.

3.1.36 Customers and Suppliers

Neither the Corporation nor MediColombias have any clients or suppliers

3.1.37 Employees

(a) Neither the Corporation nor MediColombias has and will not have any Employees as of Closing, except for MediColombias employment agreements with Holger Amaya and other individuals which the Purchaser is already aware of or has requested. There are no persons receiving compensation for work or services provided to Medicolombias who are not Employees.

(b) Neither the Corporation nor MediColombias is a party to any collective agreement relating to the Business with any labour union or other association of employees, no part of the Business has been certified as a unit appropriate for collective bargaining and no attempt has been made to certify or no pending applications for certification of union exist to the Vendor's knowledge and there are no applications of any kind concerning the Business pending or threatened by any trade union, labour union or other employees' association on behalf of any of the employees of the Business.

(c) Neither the Corporation nor MediColombias has any Employee Benefit Plans.

3.1.38 Insurance

There are no insurance policies currently maintained by the Corporation and/or MediColombias.

3.1.39 Legal Proceedings

(a) There is no Legal Proceeding (whether or not purportedly on behalf of the Corporation or MediColombias) in progress, pending or, to the knowledge of the Vendor, threatened against or affecting the Corporation or MediColombias before or by any Tribunal. To the knowledge of the Vendor, there is no Order outstanding against or affecting the Corporation or MediColombias.

(b) There is no Legal Proceeding in progress, pending, or, to the knowledge of the Vendor, threatened, against or affecting the Vendor, affecting adversely the ability of the Vendor to enter into this Agreement or perform its obligations under this Agreement, or affecting the title of the Vendor to any of the Purchased Shares, at law or in equity or before orby any Tribunal and there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success. No notice of any Order outstanding against or affecting the Vendor has been served to it. To the knowledge of the Vendor, there is no Order outstanding which notification is pending, which, in any such case, affects adversely or might affect adversely the ability of the Vendor to enter into this Agreement or to perform its obligations under this Agreement.

3.1.40 Tax Matters

(a) Each of the Corporation and MediColombias has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it and such Tax Returns are correct and complete and each of the Corporation and MediColombias has made complete and accurate disclosure in those Tax Returns and in all materials accompanying those Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return. Each of the Corporation and MediColombias has paid all Taxes due and payable, including all Taxes shown on those

Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment.

(b) The Financial Statements fully reflect accrued liabilities for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed, if any. No examination of any Tax Return of the Corporation or MediColombias by a Governmental Authority is currently in progress. There is no Legal Proceeding, assessment, reassessment or request for information outstanding or threatened against the Corporation or MediColombias with respect to Taxes or any matters under discussion with any Governmental Authority relating to Taxes.

(c) There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the Corporation or MediColombias.

(d) Each of the Corporation and MediColombias has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all those amounts withheld and paid all instalments of Taxes due and payable before the date of this Agreement to the relevant Governmental Authority within the time prescribed under any Applicable Law.

(e) Each of the Corporation and MediColombias has complied with all registration, reporting, collection and remittance requirements in respect of all Taxes.

(f) Neither the Corporation nor MediColombias has acquired property or services from or disposed of property or provided services to, a Person with whom it does not deal at arm's length for an amount that is other than the fair market value of such property or services, and has not been deemed to have done so for purposes of any Applicable Law.

(g) The Corporation has not acquired property from a person with whom it does not deal at arm's length with them in circumstances that would result in the Corporation becoming liable to pay Taxes of such person.

3.1.41 Personal Information

(a) The Corporation's and MediColombias' collection, use and disclosure of Personal Information is in compliance with Applicable Laws. No misuse or misappropriation of Personal Information has occurred in respect of the Business. No claims of any misuse or, misappropriation of Personal Information have been made or asserted in respect of the operations of the Business.

(b) All Consents required to be obtained under Applicable Laws for the purpose of disclosing Personal Information to the Purchaser in connection with its evaluation of the transactions contemplated by this Agreement have been obtained.

3.1.42 Environmental Matters

(a) Neither the Corporation nor MediColombias has used any of the Leased Property (including any real property previously owned, leased, occupied or used by the Corporation or MediColombias), or permitted them to be used, to refine, treat, dispose, produce or process Hazardous Substances, except in compliance with Environmental Laws.

(b) Neither the Corporation nor MediColombias nor any other Person responsible under Environmental Laws for acts of the Corporation or MediColombias (i) has been convicted of an offence, fined or otherwise sentenced for non-compliance with any Environmental Laws, (ii) has been investigated or subjected to any Legal Proceeding for non-compliance with any Environmental Law, (iii) is or has been subject to any Order or other sanction requiring investigation or remediation of any real property, or (iv) has settled any Legal Proceeding for non-compliance with any Environmental Law short of conviction in connection therewith.

(c) Neither the Corporation nor MediColombias has caused or permitted the Release of any Hazardous Substance at, on or under the Leased Property or any real property previously owned, leased, occupied or used by the Corporation or the Subsidiaries, or the Release of any Hazardous Substance off-site of the Leased Property or any real property previously

owned, leased, occupied or used by the Corporation or MediColombias, except in compliance with Environmental Laws and with Environmental Permits held by the Corporation MediColombias. No part of the Leased Property has ever been used by the Corporation or MediColombias or, to the knowledge of the Vendor, by any other Person as a waste disposal site or land fill. All Hazardous Substances and all other wastes used by the Corporation or MediColombias in or resulting from the Business have been disposed of and stored in compliance with Environmental Laws.

(d) Neither the Corporation nor MediColombias has received any notice and there are no facts that could give rise to any notice, that the Corporation or MediColombias is potentially responsible for any remedial or other corrective action or any work, repairs, construction or capital expenditures with respect to the Business (including any real property previously owned, leased or used by the Corporation or MediColombias).

(e) No underground or above-ground storage tanks are or have been located on any Leased Property or real property previously owned, leased, occupied or used by the Corporation or MediColombias.

(f) No building, structure, equipment or improvement owned, leased, occupied, or used by the Corporation or MediColombias contains any friable asbestos, urea formaldehyde foam insulation, radioactive substances or polychlorinated biphenyls.

(g) To the knowledge of the Vendor, there is no Hazardous Substance originating from any adjoining or neighbouring properties which has, or is suspected to be, migrating into or under the Leased Property or otherwise affecting the Business.

3.1.43 No Broker

The Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement without intervention on its behalf of any other party in such a manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against the Purchaser, the Corporation or MediColombias.

3.1.44 Anti-Money Laundering and anticorruption

The operations of the Corporation and MediColombias are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements and the applicable anti-money laundering statutes of jurisdictions where the Corporation and

MediColombias conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the "**Anti-Money Laundering Laws**"), and no Legal Proceeding involving the Corporation and MediColombias with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Vendor, threatened.

3.1.45 Company Activities.

Neither the Corporation, MediColombias nor any Person acting on behalf of the Corporation or MediColombias has cultivated, produced, processed, imported or distributed, or has any current intention to cultivate, produce, process, import or distribute, any cannabis or cannabinoid product or has otherwise engaged, or has any current intention to otherwise engage, in any direct or indirect dealings or transactions in or to the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia or any other federal, provincial, state, municipal, local or foreign jurisdiction where such activity is illegal. Neither the Corporation nor MediColombias has operated in or exported any cannabis or cannabinoid product to any jurisdiction. The Corporation and MediColombias have instituted and maintained and will continue to maintain, until Closing occurs, any policies and procedures reasonably designed to ensure that the Corporation and MediColombias do not carry on any activities in, or distribute any products to, any jurisdiction where such activities or products are not fully in compliance with all Applicable Laws.

3.1.46 Full Disclosure

The representations and warranties of the Vendor contained in this Agreement, in any Closing Document and in any other document delivered under this Agreement or any Closing Document are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in those representations and warranties not misleading to a prospective purchaser of the Purchased Shares.

3.2 Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as set out in this Section 3.2 and acknowledges that the Vendor is relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated herein. Provided, however, that any investigation by or on behalf of the Vendor shall have the effect of waiving, diminishing the scope of, or otherwise affecting the representations and warranties made by the Purchaser, if the

information arising from such investigation is known to the Vendor (including to this effect known to any of the Vendor Representatives) prior to Closing.

3.2.1 Incorporation and Qualification of the Purchaser

The Purchaser is a corporation incorporated and existing under the laws of the Province of British Columbia and has the corporate power and capacity to purchase the Purchased Shares from the Vendor and to enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to become a party.

3.2.2 Authorization of Purchase by Purchaser

The execution and delivery of, and performance by the Purchaser of, this Agreement and each of the Closing Documents to which it is or is to become a party and the completion of the transactions contemplated by them have been duly authorized by all necessary corporate action on behalf of the Purchaser.

3.2.3 Validity of Agreement

This Agreement and each of the Closing Documents to which the Purchaser is or is to become a party have been or will be duly executed and delivered by the Purchaser and are or will be legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.2.4 No Conflicts

The execution and delivery of and performance by the Purchaser of this Agreement does not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a) result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Purchaser to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i) the articles of association, documents of incorporation or any resolutions of the board of directors or shareholders of the Purchaser; or

(ii) any agreement, contract or commitment, written or oral, to which the Purchaser is a party or under which it has rights or obligations; or

(b) result in the violation of any Applicable Law.

3.2.5 Required Regulatory Approvals

There is no requirement on the part of the Purchaser to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement.

3.2.6 Restrictions on the Consideration Shares

The Consideration Shares [will not have any restrictions on their sale/transfer by the Vendor or the Vendor Nominees][only restrictions on their sale/transfer by the Vendor or the Vendor Nominees exclusively arise out of __________________ and consist in _______];

3.2.7 No Broker

The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement without intervention on its behalf of any other party in such a manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against the Vendor.

3.2.8 Anti-Money Laundering and anticorruption

The operations of the Purchaser and Allied are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements and the applicable anti-money laundering and anticorruption statutes of jurisdictions where the Purchaser and Allied conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser and Allied with respect to the Anti-Money Laundering and Anticorruption Laws is pending or, to the knowledge of the Purchaser, threatened.

Article 4
COVENANTS OF THE PARTIES

4.1 Interim Period Covenants of the Vendor

The Vendor hereby covenants as set out in this Section 4.1.

4.1.1 Investigations and Availability of Records

During the Interim Period, the Vendor shall, and shall cause the Corporation and MediColombias to, permit the Purchaser's Representatives to have free and unrestricted access to the premises of the Corporation and MediColombias and their property and assets, including access to the Books and Records, all Contracts and the Employees, to make such investigations of the Business and the property and assets of the Corporation and MediColombias (including their legal, financial and tax condition and their compliance with Applicable Laws) as the Purchaser deems necessary or desirable, it being understood that those investigations will be carried out during normal business hours and without undue interference with the operations of the Corporation and MediColombias, and the Vendor shall cooperate fully in facilitating those investigations and furnish copies of all documents and materials relating to those matters as may be reasonably requested by or on behalf of the Purchaser.

4.1.2 Regulatory Approvals and Consents

Commencing immediately after the date of this Agreement, the Vendor shall take any action as may be required to cause Medicolombia's to perform before Closing any obligation required to be undertaken in the Interim Period under any of the outstanding Licenses or amendments to the existing ones, as specified in Schedule 3.1.10 of this Agreement, should they be granted within such Interim Period.

4.1.3 Conduct of the Business

(a) During the Interim Period, the Vendor shall cause the Corporation and MediColombias to conduct the Business in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, unless otherwise contemplated by the provisions of this Agreement, the Vendor shall cause the Corporation and MediColombias to:

(i) carry on the Business in compliance with Applicable Laws and perform its obligations under all Contracts, Orders and Licenses;

(ii) preserve the Business and the goodwill of suppliers, customers and others having business relations with the Corporation or MediColombias;

(iii) retain the services of the current Employees, consultants and advisors of or to the

Corporation or MediColombias;

(iv) retain possession and control of the assets of the Corporation and MediColombias and preserve the confidentiality of any confidential or proprietary information of the Business or the Corporation or MediColombias;

(v) maintain in full force and effect all Contracts,

(vi) maintain in full force and effect the rights of the Corporation and/or MediColombias in the Intellectual and Industrial Property;

(vii) pay, satisfy and discharge the obligations and liabilities of the Corporation and MediColombias in the ordinary course of the Business, consistent with past practice; and

(viii) make all reasonable efforts to not cause or permit to exist a breach of any representations and warranties of the Vendor contained in this Agreement or in any Closing Document and to conduct the Business in such a manner that at the Closing Time those representations and warranties will be true and correct as if they were made at and as of that time.

(b) During the Interim Period, the Vendor shall ensure that neither the Corporation nor MediColombias, without the prior written consent of the Purchaser:

(i) becomes a party to or bound by any new agreement or arrangement with any Interested Person or amend or concur in the amendment of any such existing agreement or arrangement or make or authorize any payment to or for the benefit of any Interested Person (except for the payment referred to in Section 3.14(c) and the entry into the amendment to the Lease Agreement);

(ii) make any capital expenditure or authorize any new capital expenditures, unless required by the Required Licenses;

(iii) become a party to or bound by any new agreement or arrangement with respect to Employee Benefits (other than an employment or personal services agreement or arrangement which is terminable by the Corporation or MediColombias without liability on no more than 30 days' notice) or amend or concur in the

amendment of or increase any payment or obligation under any existing agreement or arrangement with respect to Employee Benefit Plans;

(iv) take any step to dissolve, wind-up or otherwise affect its continuing corporate existence or amalgamate or merge with any Person or amend the articles, by-laws or other constating documents of the Corporation or MediColombias;

(v) make any loan to or investment in any other Person;

(vi) become a party to or bound by any new Debt Instrument or amend or concur in the amendment of or prepay or vary the terms of any indebtedness or other obligation under any existing Debt Instrument;

(vii) become a party to or bound by any Guarantee;

(viii) declare or pay any dividend or other distribution (whether out of capital or surplus or otherwise) on any of its outstanding securities or redeem, purchase or otherwise acquire any of its outstanding securities;

(ix) purchase, sell or lease any property or assets other than in the ordinary course of business;

(x) cancel, waive or vary the terms of any debt owing to or any claim or right of the Corporation or MediColombias;

(xi) issue any shares or other securities or make any change in the number or class of or rights attached to any issued or unissued shares of its capital stock or grant, issue or make any option, warrant, subscription, convertible security or other right or commitment to purchase or acquire any shares of its capital stock or other securities;

(xii) incur any obligation or liability except in the ordinary course of business or make, authorize or accept any early payment of any existing obligation or liability;

(xiii) create or permit the creation of any new Lien on any of its property or assets or amend or concur in the amendment of any such existing Lien;

(xiv) terminate, transfer or modify, or grant any rights under, any Intellectual and Industrial Property Rights;

(xv) refrain from taking any reasonable action that would prevent any of the representations and warranties of the Vendor under this Agreement or any Closing Document from becoming not true and correct at the Closing Time; or

(xvi) take any other action that would cause any of the representations and warranties of the Vendor under this Agreement or any Closing Document to not be true and correct at the Closing Time as if they were made at and as of that time.

or agree or become bound to do any of the foregoing.

4.1.4 Tax Matters

During the Interim Period, the Vendor shall ensure that each of the Corporation and MediColombias:

(i) duly pays, within the prescribed time, all Taxes that become due and payable on or before the Closing Date;

(ii) makes adequate provision in the Books and Records for the Taxes that relate to any period ending on or before the Closing Date (including as a consequence of the Closing) but that are not yet due and payable and for which Tax Returns are not yet required to be filed;

(iii) withholds from each payment made by it the amount of all Taxes and other deductions required under any Applicable Law to be withheld therefrom and pays all those amounts to the relevant Governmental Authority within the time prescribed under any Applicable Law;

(iv) refrains from entering into any arrangements to provide for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by it, without the prior written consent of the Purchaser; and

(v) except as may be required by IFRS or Applicable Laws, does not make any material change in the Tax, financial or accounting policies or practices applied in the preparation of the Financial Statements, including any material change in credit, collection or payment policies, procedures or practices or the method of determining reserves.

4.1.5 Actions to Satisfy Closing Conditions

During the Interim Period, the Vendor shall take all such actions as are within its power to control, and use its best efforts to cause other actions to be taken which are not within their power to control, to ensure compliance with all of the conditions set out in Section 5.1, including ensuring that during the Interim Period and at the Closing Time, there is no incorrectness in or breach of any of its representations and warranties.

4.1.6 Notice of Untrue Representation and Warranty

During the Interim Period, the Vendor shall promptly notify the Purchaser in writing upon any representation or warranty made by them contained in this Agreement or any ClosingDocument becoming untrue or incorrect. Any such notice will set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendor, the Corporation or MediColombias to rectify the matter. Notifying the Purchaser will not relieve the Vendor of its obligations under Subsection 4.1.5.

4.2 Interim Period Covenants of the Purchaser

The Purchaser hereby covenants as set out in this Section 4.2.

4.2.1 Actions to Satisfy Closing Conditions

During the Interim Period, the Purchaser shall take all such actions as are within its power to control, and use its best efforts to cause other actions to be taken which are not within its power to control, to ensure compliance with all of the conditions set out in Section 5.2, including ensuring that during the Interim Period and at the Closing Time, there is no incorrectness in or breach of any of its representations and warranties.

4.2.2 Notice of Untrue Representation and Warranty

During the Interim Period, the Purchaser shall promptly notify the Vendor in writing upon any representation or warranty made by it contained in this Agreement or any Closing Document becoming untrue or incorrect. Any such notification will set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Purchaser to rectify the matter. Notifying the Vendor will not relieve the Purchaser of its obligations under Subsection 4.2.1.

4.3 Additional Interim Period Covenants of the Parties

Each Party hereby covenants as set out in this Section 4.3.

4.3.1 Confidentiality

(a) During the Interim Period and for a period of two (2) years from the Closing Date, each Party shall keep confidential the terms and conditions of this Agreement and any trade secrets, know-how or confidential, personal or proprietary information (including Personal Information) and any financial or business documents or information (collectively, the "**Information**") received by it from the other Party, the Corporation or MediColombias, and the receiving Party shall not disclose any Information to any third party, it being understood that the Purchaser and the Vendor may disclose Information to their respective Representatives. Each of the Vendor and the Purchaser shall use its reasonable efforts to ensure that their respective Representatives keep confidential any Information disclosed to them. A Party will not be liable for disclosure of any Information contemplated by this Agreement if:

(i) the Information becomes generally known in the industry to which the Business is related or to the public generally other than through a breach of this Agreement;

(ii) the Information is lawfully obtained by a Party from a third party without breach of this Agreement by that Party;

(iii) in case the Information was known to the receiving Party prior to its disclosure by the disclosing Party;

(iv) the Information is required to be disclosed under Applicable Laws; or

(v) the disclosing Party provided its prior written consent to the disclosure of that Information;

(b) If a Party or any of its Representatives is requested or required by a competent Governmental Authority in accordance with the Applicable Laws to disclose any Information, that Party shall, without unreasonable delay, notify the other Party of the request or requirement before any disclosure is made, to the extent that disclosure does not have to be made immediately, and provide the other Party with a reasonable opportunity to seek an appropriate protective order. In any event, the Party required to disclose the Information shall inform the relevant Governmental Authority of its confidential nature and, if provided under the Applicable Laws, the obligation to maintain its confidentiality.

(c) If this Agreement is terminated in accordance with its provisions or if the transactions contemplated by this Agreement are not completed for a reason other than a breach of this Agreement, each Party shall:

(i) use its reasonable efforts to ensure that all Information provided to it and all copies thereof are either destroyed or returned to the other Party if the other Party so requests so that, so far as possible, no Information is disseminated beyond those persons concerned with the subject matter of this Agreement; and

(ii) not, directly or indirectly, use for its own purposes, any Information disclosed to it in connection with this Agreement, before or after its execution.

4.3.2 Regulatory Approvals

Each Party, as promptly as practicable after the date of this Agreement, shall make all reasonable efforts to obtain, at or prior to the Closing Time, any required Regulatory Approvals, and shall, in the prescribed manner and within the prescribed time, make all other filings with and give all other notices to any Governmental Authority that are required in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain all rights and benefits of the Corporation and MediColombias under any Contract, Order or License after Closing. The Parties shall co-operate fully in good faith with each other and their respective Representatives for the purposes of obtaining any Regulatory Approval applied for and

outstanding, and the Parties will share equally all costs incurred in connection therewith. A Party shall not make any filing or submission without first providing to the other Party with a copy of that filing or submission in draft form and giving the other Party a reasonable opportunity to discuss its content before it is provided to the relevant Governmental Authority. The Party seeking to make a filing or submission shall then consider and take into account any and all reasonable comments timely made by the other Party and revise the draft filing or submission accordingly.

4.3.3 Cooperation

The Parties shall co-operate fully in good faith with each other and their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

4.4 Post-Closing Covenants of the Parties

Each Party hereby covenants as set out in this Section 4.4.

4.4.1 Obligations under the STA

The Purchaser shall ensure that the Corporation duly complies:

(a) with the covenants set forth in Section 6.1.1 and 6.1.3(b) of the STA; and, in general,

(b) with any and all obligations, undertakings, covenants and agreements of the Corporation set forth in the STA that are to be performed by the Corporation thereunder after Closing hereunder.

4.4.2 Tax Matters

(a) The Purchaser shall cause each of the Corporation and MediColombias to prepare and file in a timely fashion all Tax Returns required under any applicable Tax Legislation to be filed by it for (i) any period ending on or before the Closing Date (including as a consequence of the Closing) and for which Tax Returns have not been filed as of that date; and (ii) any

period beginning prior to the Closing Date and ending after the Closing Date (collectively, the "**Stub Period Returns**"), notwithstanding the representations of the Vendor set forth in Section 3.1.40, which apply to their full extent for all purposes of this Agreement. The Vendor and the Purchaser shall co-operate fully in good faith with each other and make available to each other in a timely fashion any information in their respective possession and that is reasonably required for the preparation and filing of the Stub Period Returns, and shall preserve that information in their respective possession until the expiration of any applicable limitation period under any Applicable Law. The Vendor shall provide to the Purchaser for its review and approval a copy of the Stub Period Returns prior to filing and the Purchaser will have the opportunity to fully comment on those Stub Period Returns prior to filing.

(b) From and after the Closing Date, the Purchaser shall cause each of the Corporation and MediColombias to retain, until the expiration of any applicable limitation period under any Applicable Law, all Books and Records relating to any period ending on or before the Closing Date (including as a consequence of the Closing) and that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 8. So long as those Books and Records are retained by the Corporation under the provisions of this Agreement, the Vendor may inspect, at the expense of the Vendor, during normal business hours and upon reasonable notice, those Books and Records that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 8.

(c) After Closing, the Purchaser shall cause each of the Corporation and MediColombias to co-operate in a reasonable manner with the Vendor and their Representatives for the purposes of the preparation of the Vendor's accounts and Tax Returns and in providing any information in the possession of the Corporation and MediColombias and that is reasonably required for those purposes. Without limiting the generality of theforegoing, the Purchaser shall, upon reasonable notice, cause the Corporation to provide the Vendor and their Representatives reasonable access during normal business hours to those Books

and Records in the possession of the Corporation that are reasonably required for the preparation of the Vendor's accounts and Tax Returns together with the assistance of those employees of the Corporation that the Vendor may reasonably request, it being understood that the Vendor shall pay proper and reasonable compensation to the Corporation for the assistance of any of those employees.

4.4.3 Non- Solicitation

(a) The Vendor must not in any manner whatsoever, without the prior consent of the Corporation and the Purchaser, at any time during the two (2) years following the Closing Date, directly or indirectly induce or endeavour to induce any Employee to leave his or her employment;

(b) The Vendor acknowledges and confirms that the above restriction is reasonable and valid.

4.4.4 Non- Disparagement

Both prior to the Closing Date and thereafter, the Vendor agrees that the Vendor shall not, directly or indirectly, disclose, express, publish or broadcast, or cause to be disclosed, expressed, published or broadcast, or otherwise disseminate or distribute in any manner, in the Vendor's own name, anonymously, by pseudonym or through any third party, any comments, statements or other communications (the "Statements"), which a reasonable person would regard as reflecting adversely on (a) the character, reputation or goodwill of the Business, the Purchaser, the Corporation or MediColombias or any of their Affiliates, directors, officers, employees, direct or indirect shareholders, partners or members and any of their respective directors, officers or employees or (b) any aspect of the Purchaser's, the Corporation's or MediColombias' or any of their Affiliates', businesses, business relationships, products, and/or services. Without limiting the generality of the foregoing, Statements shall not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages, electronic messages, social media or in postings on the Internet, websites, electronic bulletin boards, or to newsgroups or to list servers.

Provided, however, that the provisions set out in the preceding paragraph do not entail a

prohibition for the Vendor to make true Statements (using any communication mechanism, including those to which reference is made in such paragraph), unless making the true Statement(s) would constitute a breach the confidentiality obligations set forth in Section 4.3.1.

4.4.5 No Use of Confidential Information

(a) The Vendor shall not use, directly or indirectly, any Information pertaining tothe Business, disclosed by MediColombias to the Vendor, the Corporation and/or their Representatives; to engage in, perform or participate in, directly or indirectly, any activity that may directly compete with MediColombia's Business; during a period of two (2)years counted as from Closing.

(b) The Vendor shall cause its Affiliates not to use, directly or indirectly, any such Information pertaining to the Business, to engage in, perform or participate in, directly or indirectly, any activity that may directly compete with MediColombia's Business; during a period of two (2) years counted as from Closing.

(c) Notwithstanding the foregoing, the above restrictions do not apply to information pertaining to the Business that is deemed to be open to the public as per the Applicable Laws of Colombia, and thus it may be obtained by any Person from the relevant Colombian Governmental Authorities.

(d) For the avoidance of doubt, the provisions set forth in paragraphs (a) and (b) above, do not restrict in any manner whatsoever the Vendor and/or its Affiliates, from engaging in, performing or participating in, directly or indirectly, any activity that may compete with MediColombias Business, provided they do not use for such purposes any Information pertaining to such Business (unless the two (2) years restriction period has expired by then or the relevant information is deemed to be open to the public in accordance with the Applicable Laws of Colombia).

4.4.6 Foreign Exchange

The Vendor shall have caused the former shareholders of Medicolombias to make all necessary filings to correct the foreign exchange returns they filed on May with the BBVA Bank for further reporting to the Colombian Central Bank, in order to duly reflect the foreign investment of the Corporation in Medicolombias made on May 2019 which represent an aggregate amount of US$191.080. After the Closing the Purchaser shall

collaborate with the Vendor should any action by the Vendor be required by the Applicable Laws for the former shareholders of Medicolombias to complete all required activities in order to duly reflect the foreign investment of the Corporation in Medicolombias.

Article 5
CONDITIONS OF CLOSING

5.1 Conditions for the Benefit of the Purchaser

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Shares, are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the conditions in this Section 5.1, each of which is for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion.

5.1.1 Representations, Warranties and Covenants of the Vendor

(a) All representations and warranties of the Vendor contained in this Agreement or in any Closing Document will have been true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects at the Closing Time with the same force and effect as if those representations and warranties had been made at and as of that time, it being understood that all representations and warranties of the Vendor that contain an express materiality or similar qualification will have been true and correct in all respects on the date of this Agreement and will be true and correct in all respects at the Closing Time with the same force and effect as if those representations and warranties had been made at and as of that time, and the Vendor will have executed and delivered a certificate to that effect, on the Closing Time. The receipt of this certificate and the Closing will not constitute a waiver (in whole or in part) by the Purchaser of, any of the representations and warranties of the Vendor contained in this Agreement or in any Closing Document. Upon the delivery of this certificate, the representations and warranties of the Vendor in Section 3.1 will be deemed to have been made at and as of the Closing Time with the same force and effect as if made at and as of that time.

(b) The Vendor will have performed or complied with all obligations and covenants contained in this Agreement or in any Closing Document to be performed or complied with by it at or prior to the Closing Time, and the Vendor will have executed and delivered a certificate to that effect, on the Closing Time. The receipt of this certificate and the Closing will not constitute a waiver (in whole or in part) by the Purchaser of any of the covenants or obligations of the Vendor contained in this Agreement or in any Closing Document.

5.1.2 Deliveries of the Vendor

At the Closing Time, the Vendor will have delivered to the Purchaser the following documents in form and substance satisfactory to the Purchaser acting reasonably:

(i) evidence that all necessary steps and proceedings to permit the Purchased Shares to be transferred to the Purchaser, or its duly and lawfully appointed nominee(s) previously informed to the Vendor, have been taken;

(ii) a certificate of status, compliance, good standing or like certificate with respect to the Corporation and MediColombias issued by the appropriate Governmental Authority in its jurisdiction of incorporation;

(iii) the certificates referred to in paragraphs 5.1.1(a) and 5.1.1(b);

(iv) copies of the employment agreements duly executed by MediColombias with each of the key employees, including but not limited to the employment agreement entered into by and between Holger Amaya and MediColombias;

(v) executed resignations effective as at the Closing Time of the director of the Corporation and of those officers of MediColombias that the Purchaser shall have previously indicated to the Vendor;

(vi) releases in favor of the Purchaser, the Corporation and MediColombias from the Vendor with respect to all claims against the Corporation and MediColombias up to the Closing Time, substantially in the form set forth in Exhibit A;

(viii) a copy of the Corporation's (a) register of members, (b) minutes of meetings and resolutions of its sole shareholder, if any; (c) record in writing and signed note or

memorandum by its sole director of all matters, if any, that would have required a Directors' Resolution or minutes of meetings should the Corporation had had more than one director; and (d) impression of its Company Seal, should the Corporation have adopted one;

(ix) a copy of MediColombia's shareholders registry ledger recording the Corporation as its single shareholder. Copies of all MediColombia's shareholders minutes and all other MediColombia's Books and Records have already been provided to the Purchaser or its Representatives prior to the date hereof;

(x) all other documentation and evidence reasonably requested by the Purchaser in order to establish the due authorization and completion of and effectively implement the transactions contemplated by this Agreement.

5.1.3 No Material Adverse Change or Effect

Since the date of this Agreement there will have been no Material Adverse Change or Material Adverse Effect in respect of the Corporation, MediColombias or the Business.

5.1.4 No Legal Proceedings

No Order will have been made and no Legal Proceeding will have been commenced or will be pending or threatened against either Party, the Corporation or MediColombias (i) for the purpose of enjoining, restricting or prohibiting the completion of the transactions contemplated by this Agreement or (ii) the possible outcome of which could prohibit or restrict the Corporation or MediColombias from carrying on the Business in the ordinary course after Closing.

5.1.5 Due Diligence

The Purchaser investigation into the Corporation and MediColombias, the Business, the Books and Records, the Vendor's title to the Purchased Shares and all other matters relating to its purchase of the Purchased Shares, will not have disclosed any matter that is materially adverse to the Corporation, MediColombias and/or the Business and which reasonably would be expected to adversely impact the Purchaser's decision to acquire the Purchased Shares.

5.1.6 Compliance with obligations under the Licenses and Permits

All MediColombias' obligations under Licenses and Permits necessary to carry out the Business, must have been fulfilled and complied with in all aspects that must be fulfilled on or before the Closing Date, including but not limited to the obligations arising from the licenses for the use of seeds for sowing, for the cultivation of psychoactive cannabis and for the cultivation of non-psychoactive cannabis, issued by the Ministry of Justice of the Republic of Colombia and the license for the manufacturing of cannabis derivates issued by the Ministry of Health of the Republic of Colombia. In the same manner, all Licenses and Permits necessary for MediColombias to carry out its Business must be in good standing and in full force on the Closing Date, except for those that may be pending as per Schedule 3.1.10.

5.2 Conditions for the Benefit of the Vendor

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Shares, are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the conditions in this Section 5.2, each of which is for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor in its sole discretion.

5.2.1 Representations, Warranties and Covenants of the Purchaser

(a) All representations and warranties of the Purchaser contained in this Agreement or in any Closing Document will have been true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects at the Closing Time with the same force and effect as if those representations and warranties had been made at and as of that time, and the Purchaser will have executed and delivered a certificate of a senior officer of the Purchaser to that effect at the Closing. The receipt of this certificate and the Closing will not constitute a waiver (in whole or in part) by the Vendor of any of the representations and warranties of the Purchaser contained in this Agreement or in any Closing Document. Upon the delivery of this certificate, the representations and warranties of the Purchaser in Section 3.2 will be deemed to have been made at and as of the Closing Time with the same force and effect as if made at and as of that time.

(b) The Purchaser will have performed or complied with, in all material respects, all obligations and covenants contained in this Agreement or in any Closing Document to be performed or complied with by it at or prior to the Closing Time, and the Purchaser will have executed and delivered a certificate of a senior officer of the Purchaser to that effect. The receipt of this certificate and the Closing will not constitute a waiver (in whole or in part) by the Vendor of any of the covenants or obligations of the Purchaser contained in this Agreement or in any Closing Document.

5.2.2 Deliveries of the Purchaser

At the Closing Time, the Purchaser will have delivered to the Vendor the following documents in form and substance satisfactory to the Vendor, acting reasonably:

(i) certified copies of resolutions of the board of directors of the Purchaser authorizing the entering into and completion of the transactions contemplated by this Agreement; and

(ii) as per Section 2.3(b), certified copies of the resolution of the Board of Directors of the Purchaser or Allied, as applicable, as determined by the Vendor, authorizing the issue to the Vendor of the Consideration Shares, and if applicable, any required exemption or approval by the relevant stock exchange for such issuance.

5.2.3 No Material Adverse Change or Effect

Since the date of this Agreement there will have been no Material Adverse Change or Material Adverse Effect in respect of the issue and value of the Consideration Shares.

5.3 Waiver of Conditions

Either Party may waive, in whole or in part, at any time by notice in writing to the other Party, any condition in Section 5.1 or Section 5.2 which is for its benefit. No waiver by a Party of any condition, in whole or in part, will operate as a waiver of any other condition or of that Party's rights of termination in the event of non-fulfilment of any other condition, in whole or in part. The waiver, in whole or in part, by a Party of any condition requiring the accuracy of a representation or warranty or the performance of any covenant will be without prejudice to the right of that

Party to indemnification under Article 8 based upon that representation or warranty or covenant.

5.4 Damage or Expropriation

If, prior to the Closing Time, all or any material part of the property or assets of the Corporation or MediColombias are destroyed or materially damaged by fire or any other hazard or are expropriated or seized by any Governmental Authority, the Purchaser will have the option, exercisable by notice in writing to the Vendor given prior to the Closing Date:

(a) to not complete the transactions contemplated by this Agreement, in which case this Agreement will terminate immediately upon the Purchaser giving notice as required under this Section 5.4, except for each Party's respective obligations under Section 9.1(b), Section 9.4 and Section 9.5 will continue indefinitely;

(b) to complete the transactions contemplated by this Agreement with a reduction of the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the property or assets so damaged or destroyed, after taking into account all proceeds of any insurance or compensation for that damage or destruction received by the Vendor, Corporation or MediColombias; or

(c) to complete the transactions contemplated by this Agreement without a reduction of the Purchase Price, in which case (i) all proceeds of any insurance (other than business interruption insurance as provided in (ii) below) or compensation for expropriation or seizure will be retained by the Corporation or MediColombias, and (ii) all proceeds of any business interruption insurance which compensates for business lost during the Interim Period less the sum of all deductibles on all other insurance will be paid to the Vendor immediately upon receipt.

Article 6
CLOSING ARRANGEMENTS

6.1 Date, Place and Time of Closing

The Closing will take place at the Closing Time at the offices of Serrano Martinez S.A.S., at Calle 76 No. 8-28, Bogotá, Colombia, or at such other place, on such other date and at such other time as may be agreed upon in writing by the Parties.

6.2 Deliveries at the Closing

At the Closing Time, subject to satisfaction of all the conditions in Article 5 that have not been waived in writing by the Purchaser or the Vendor, as applicable,

(i) the Vendor shall deliver to the Purchaser or to its Representatives (i) a written instrument of transfer of the Purchased Shares signed by the Vendor and containing the name and address of the Purchaser, which shall be forthwith sent to the Corporation at the office of its registered agent for registration and (ii) a certified copy of the Register of Members of the Corporation recording the name of the Purchaser as the sole owner of the Purchased Shares.

(ii) Simultaneously, the Purchaser shall deliver the Consideration Shares issued to the Vendor.

(iii) The Vendor shall deliver to the Purchaser share certificate(s) representing the shares of the Corporation in MediColombias, as set forth in this Agreement, and MediColombias' shareholders ledger representing the Corporation registered as the sole shareholder of MediColombias.

(iv) the Vendor shall deliver those Closing Documents as are required to be delivered by the Vendor under this Agreement; and

(v) the Purchaser shall deliver those Closing Documents as are required to be delivered by the Purchaser under this Agreement.

The actions to take place as contemplated in paragraphs (a) and (b) above are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any Party as a consequence:

(i) there is no obligation on any Party to undertake or perform its corresponding action;

(ii) to the extent that such action has already been undertaken, the Parties must do everything required to reverse such action; and

(iii) the Purchaser and the Vendor must each return to the other all documents delivered to it under Section 5, without prejudice to any other rights any Party may have in respect of that failure.

Article 7

<u>TERMINATION</u>

7.1 Termination Rights

(a) Subject to Section 7.2, this Agreement may be terminated by notice in writing given to the other Party at or prior to the Closing Time:

(i) by the Purchaser if there has been a material breach of this Agreement by the Vendor and that breach has not been waived by the Purchaser;

(ii) by the Vendor if there has been a material breach of this Agreement by the Purchaser and that breach has not been waived by the Vendor;

(iii) by the Purchaser if any of the conditions in Section 5.1 has not been satisfied by August 30th ,2019 (the "**Outside Date**"), or if it becomes apparent that any such condition cannot be satisfied at or prior to the Closing Time, and the Purchaser has not waived that condition at or prior to the Closing Time; or

(iv) by the Vendor if any of the conditionsin Section 5.2 has not been satisfied at the Closing Time, or if it becomes apparent that any such condition cannot be satisfied at or prior to the Closing Time, and the Vendor has not waived that condition at or prior to the Closing Time.

(b) This Agreement may be terminated by notice in writing given by the Purchaser to the Vendor in the circumstances and upon the terms set out in Section 5.4.

(c) This Agreement may be terminated by mutual written agreement of the Vendor and the Purchaser upon the terms of that agreement.

7.2 Effect of Exercise of Termination Rights

(a) If a Party exercises its right of termination under Section 7.1(a), immediately upon the Party giving notice as required under Section 7.1(a) the Parties will be discharged from any further obligations under this Agreement, except that:

(i) each Party's respective obligations under (1) Subsection 4.3.1 will continue for the term set forth therein, and (2) Section 9.1(b), Section 9.4 and Section 9.5 will continue indefinitely; and

(ii) if a Party exercises its right of termination under Section 7.1(a) because of a material breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other

Party failed to perform any of its obligations or covenants under this Agreement, any rights, remedies or causes of action the terminating Party may have based upon the other Party's breach will continue unimpaired.

Article 8
SURVIVAL AND INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants

(a) The representations and warranties of each Party contained in this Agreement and in any other Closing Document will not merge on and will survive the Closing and will continue in full force and effect for a term of two (2) years after Closing, notwithstanding the Closing or any investigation or knowledge acquired by or on behalf of the other Party and without prejudice to the provisions set forth in Section 8.4 below. Provided, however, that the representations and warranties provided in Sections 3.1.44 and 3.2.7 shall have no time limitation.

(b) The covenants of each Party contained in this Agreement and in any Closing Document will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the other Party in accordance with the terms of this Agreement or that Closing Document, as the case may be.

8.2 Indemnification by the Vendor

(a) Subject to Sections 8.4 and 8.12, the Vendor shall indemnify and hold each of the Purchaser's Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against any of them, directly or indirectly, arising from, in connection with or related to:

(i) any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any Closing Document;

(ii) any breach or non-fulfilment of any covenant or obligation on the part of the Vendor contained in this Agreement or in any Closing Document;

(iii) any failure by the Vendor to transfer to the Purchaser good and valid title to the Purchased Shares, free and clear of all Liens;

(iv) any Third Party Claim against the Corporation or MediColombias instituted prior to or after the Closing Time which is based on an act or omission of any of the Vendor, the Corporation or MediColombias that occurred or commenced prior to the Closing Time;

(v) any Taxes required to be paid by the Corporation or MediColombias relating to any taxation period ending on or before the Closing Date and the portion of any Taxes relating to any taxation period ending after the Closing Date that is attributable to the portion of that period ending on the Closing Date;

(vi) any sanction imposed on the Corporation by a Colombian Governmental Authority as a final decision without any recourse, regarding a breach or nonfulfillment of the Colombian foreign exchange laws as a consequence of the improper or incorrect filing of the foreign exchange returns by the former shareholders of MediColombias to reflect the Corporation´s foreign investment in MediColombias.

(vii) all debts or liabilities, contingent or otherwise, of the Corporation or MediColombias existing at the Closing Date, which (i) are not disclosed in this Agreement or in the Financial Statements, or (ii) do not correspond to payments to be made under the Required Licenses after the Closing Date, or (iii) correspond to covenants of the Corporation under the STA that are payable after the Closing Date, or (iv) are incurred in the ordinary course of business or in furtherance of the required or allowed activities set forth in section 4.1.3 hereof.

(b) The rights to indemnification of the Purchaser's Indemnified Persons under this Section 8.2 will apply notwithstanding the Closing.

8.3 Indemnification by the Purchaser

(a) Subject to Section 8.4, the Purchaser shall indemnify and hold the Vendor and the Vendor's Indemnified Persons, subject to Section 8.12, fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them arising from, in connection with or related to:

(i) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any Closing Document; and

(ii) any breach or non-fulfilment of any covenant or obligation on the part of the

Purchaser contained in this Agreement or in any Closing Document.

(b) The rights to indemnification of the Vendor's Indemnified Persons under this Section 8.3 will apply notwithstanding the Closing.

8.4 Time Limits for Claims for Breaches of Representations and Warranties

(a) The Vendor has no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under Section 8.2(a)(i) unless written notice of that claim is delivered to the Vendor in accordance with Section 8.6, on or before the date that is two years after Closing; except for claims in connection with any representation or warranty that involves a fraudulent or illegal act or misrepresentation of the Vendor, which written notice shall be delivered to the Vendor in accordance with Section 8.6, at any time after the Closing and up to the expiry of any statute of limitations applicable to such claim.

(b) The Vendor will have no further liability with respect to any representation or warranty made by the Vendor in this Agreement or in any Closing Document, after the expiry of the applicable time period specified in Section 8.4(a), except for claims relating to representations or warranties for which written notice has been given under Section 8.6 at or before the end of the applicable time period.

(c) Section 8.4(a) will not be construed to impose any time limit on the assertion of a right to indemnification under Sections 8.2(a)(ii) through 8.2(a)(vii), which time limits are set forth in Section 8.5, whether or not the basis on which the right is asserted could also entitle any of the Purchaser's Indemnified Persons to exercise its right under Section 8.2(a)(i).

(d) The Purchaser has no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under Section 8.3(a)(i) unless notice of that claim is delivered to the Purchaser in accordance with Section 8.6, on or before the date that is two years after Closing; except for claims in connection with any representation or warranty that involves a fraudulent or illegal act or misrepresentation of the Purchaser, which written notice shall be delivered to the Purchaser in accordance with Section 8.6, at any time after the Closing and up to the expiry of any statute of limitations applicable to such claim.

(e) The Purchaser will have no further liability with respect to any representation or warranty made by the Purchaser in this Agreement or in any Closing Document, after the expiry of the applicable time period specified in Section 8.4(d) except for claims relating to

representations or warranties for which written notice has been given under Section 8.6 at or prior to the end of the applicable time period. Section 8.4(d) will not be construed to impose any time limit on the assertion of a right to indemnification under Section 8.3(a)(ii), which time limits are set forth in Section 8.5, whether or not the basis on which the right is asserted could also entitle any of the Vendor's Indemnified Persons to exercise their right under Section 8.3(a)(i).

8.5 Limitation Periods

(a) Notwithstanding the provisions of the *Limitations Act* (British Columbia) or any other statute, an Indemnified Person may commence Arbitration under Section 9.15(b) in respect of Damages arising from any incorrectness in or breach of any representation and warranty of the Indemnifier described in a notice of claim given under Section 8.6 within the time periods set forth in Section 8.4, at any time on or before the expiry of such time periods and one more year, and any applicable limitation period or statute of limitations is hereby so varied to the full extent permitted by law.

(b) Notwithstanding the provisions of the *Limitations Act* (British Columbia) or any other statute, the limitation period or statute of limitations applicable to Arbitration under Section 9.15 (b) relating to a claim in respect of any matter in Sections 8.2(a)(ii) to 8.2(a)(vii) and Section 8.3(a)(ii) will be determined under the *Limitations Act* (British Columbia) as if Section 6 thereof referred to the third anniversary of the day on which the claim was discovered; provided, however, that the maximum term shall be of 5 years after the Closing.

8.6 Notice of Claim

(a) If a Third-Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall promptly notify the Indemnifier in writing of the Third-Party Claim, but no later than fifteen (15) Business Days after the Indemnified Person becomes aware of such claim. The notice will describe the Third-Party Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom, which must exceed the Threshold (as defined in Section 8.12(ii) below). Provided, however, that if the Third-Party Claim is asserted through a Legal Proceeding, the Indemnified Person shall notify the Indemnifier in writing of the existence thereof within the five (5) Business Days following (i) the date on which notice of the Legal Proceeding is served in person to the Indemnified Person, or (ii) the date on which it is legally deemed to have been duly notified of the writ of admission of the Legal Proceeding, pursuant to the Applicable Laws governing such Legal

Proceeding. Notwithstanding the above, if the aforementioned five (5) Business Day term does not allow to prepare or file, as applicable, a reasonably thorough response to the Third Party Claim asserted through a Legal Proceeding, as a result of the Applicable Laws setting forth a short time period to timely reply to the Third-Party Claim, the term for the Indemnified Person to provide the aforementioned notice to the Indemnifier shall be reduced to one (1) Business Day, even if must be limited to the description of the Third-Party Claim and address the nature and amount of the potential Damages arising therefrom in a subsequent notice delivered in any event in a timely manner to be considered for the preparation of the relevant reply.

(b) **Should** an Indemnified Person **become** aware of a Direct Claim, the Indemnified Person shall promptly**, but no later than thirty (30) Business Days after the Indemnified Person becomes aware of the same,** notify the Indemnifier in writing of **such** Direct Claim. The **relevant** notice will describe the Direct Claim in reasonable detail and indicate the nature **of the Direct Claim and, to the extent that can reasonable be ascertained within the foregoing thirty (30) Business Day term, also the estimated** amount of the potential Damages arising therefrom, **which must exceed the Threshold (as defined in Section 8.12(ii) below).**

(c) Notice to an Indemnifier of a Third Party Claim or **a** Direct Claim under this Section Error! Reference source not found. will constitute assertion of a claim for indemnification against the Indemnifier under this Error! Reference source not found. and upon receipt of notice, the provisions of Sections Error! Reference source not found. **to** Error! Reference source not found. will apply to any Third Party Claim and the provisions of Section Error! Reference source not found. will apply to any Direct Claim.

(d) Failure by an Indemnified Person to give notice of a Third Party Claim **within the terms set out in paragraph (a)** will not relieve an Indemnifier from the obligation to indemnify the Indemnified Person **(should the relevant breach of the Agreement by the Indemnifier and the Damages suffered by the Indemnified Person as a direct consequence thereof be proven -and no force majeure event caused the breach),** unless:

1) the Indemnified Person gives notice after the expiration of the time periods under Section Error! Reference source not found.**; or**

2) the failure to notify **the Indemnifier within the terms set forth in paragraph (a)** materially prejudices the ability of the Indemnifier to exercise its rights under Sections Error! Reference source not found. to Error! Reference source not found.**; or**

3) **the failure to notify within the terms set forth in paragraph (a) result in the expiry of a legal term; and/or, in general,**

4) **the failure to notify within the terms set forth in paragraph (a) materially impacts the defense against the** Third Party Claim **by reducing the time reasonably required to prepare a solid defense (including the preparation of the reply and collection of evidence) against the Third Party Claim, regardless of whether control of the defense is exercised by the Indemnified Person or the Indemnifier.**

(e) **The Parties acknowledge that failure by an Indemnified Person to deliver to the Indemnifier of the written notice of a Direct Claim within the term set out in paragraph (b) would materially prejudice the ability of the Indemnifier to properly assess the legal and factual grounds of the Direct Claim insofar as such failure would extend the period of time comprised between the occurrence of the cause, thing, act, omission or state of facts that are the basis of the Direct Claim and the moment whereby the Indemnifier becomes aware of the Direct Claim. Therefore, the Parties agree that such failure will relieve the Indemnifier from the obligation to indemnify the Indemnified Person therefor**.

8.7 Defense of Third Party Claims

With respect to a Third-Party Claim, the Indemnifier may:

(a) participate in in the defense of the Third-Party Claim, assisted by counsel of its choice at its own expense; or

(b) elect to assume the control of the defense of the Third-Party Claim, subject to the rights of any insurer or other third party having potential liability therefor, at the Indemnifier's own expense and by the Indemnifier's own counsel, by giving notice to that effect to the Indemnified Person not later than 60 days after receipt of notice with respect to that Third-Party Claim (which must be made within the applicable term set forth in Subsection 8.6(a) for the foregoing 60 day term to be applicable, otherwise the term to give the notice referred to in this paragraph (b) will be of 90 days).

Provided, however, that if the Third-Party Claim is asserted through a Legal Proceeding and the Indemnified Person delivered the corresponding notice to the Indemnifier within the applicable term set forth in Subsection 8.6(a); the notice of the Indemnifier informing that it elects to assume the control of the defense, shall be given with reasonable anticipation to the expiry of any legal term set forth in the Applicable Laws, to reply to the claim, in order to allow:

1) for the preparation of a solid defense (including the preparation of the reply and collection of evidence) against the Third-Party Claim; and

2) the Indemnified Person to give effect to the provisions of Section 8.8 applicable to the Party that is not the Defending Party (as defined therein),

(c) Should the Indemnifier elect to assume the control of the defense, the Indemnified Person may participate in the defense of the relevant Third-Party Claim, always with the aim of contributing to strengthen the defense, and assisted by counsel of its choice at its own expense.

(d) If the Indemnifier does not give notice within the applicable term set out in paragraph (b) that it has elected to assume the control of the defense of the Third Party Claim, the Indemnified Person shall, assisted by counsel of its choice, assume the defense of the Third Party Claim, and paragraph (d) above

(e) Whether the Defending Party (as this term is defined in Section 8,8 below) is the Indemnified Person or the Indemnifier; the Defending Party will permit the other party to participate in the defense of the claim either as a joint party to the Legal Proceeding or in an advisory capacity. Should there be opposed positions on the management of the defense, the opinion of the Defending Party, acting reasonably, shall prevail,

(f) Should the Indemnifier elect to control the defense but the Applicable Laws to the Legal Proceeding do not allow for the Indemnified Person to be replaced by the Indemnifier as the defendant or for the latter to join the proceedings as a codefendant or as a party that shall pay the amount of any Damages that the Indemnified Person may be sentenced to pay to the Third Party in a decision that is final and not subject to appeal or any further recourse; then the Indemnified Person shall present or file, as applicable, the defense prepared by the Indemnifier, acting reasonably.

and shall otherwise co-operate in good faith with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making those documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Person to the Indemnifier hereunder, which expenses will be equal to an amount to be mutually agreed upon per Person per hour or per day for each day or portion thereof that those employees are assisting the Indemnifier, but those expenses will not exceed the actual cost to the Indemnified Person associated with those employees.

8.8 Assistance for Third Party Claims

The Indemnifier and the Indemnified Person shall make all reasonable efforts to make available to the Party which is undertaking and controlling the defense of any Third Party Claim (the "**Defending Party**"),

(i) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(ii) all documents, records and other materials in the possession of that Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise co-operate in good faith with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making those documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Person to the Indemnifier hereunder, which expenses will be equal to an amount to be mutually agreed upon per Person per hour or per day for each day or portion thereof that those employees are assisting the Indemnifier, but those expenses will not exceed the actual cost to the Indemnified Person associated with those employees.

8.9 Settlement of Third Party Claims

(a) The Defending Party of any Third Party Claim shall diligently proceed with the defense thereof and shall not, without the prior written consent of the other party, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment, which would lead to liability or create any other obligation, financial or otherwise, on the other party.

(b) The Defending Party of any Third-Party Claim will not be liable for any legal expenses subsequently incurred by the other Party in connection with the defense of that Third-Party Claim. However, if the Defending Party fails to take the reasonable steps necessary to defend diligently that Third Party Claim or, if such failure can be remedied, the Defending Party fails to take such reasonable steps within 30 days after receiving notice from the other party advising it that, based upon reasonable grounds, the Defending Party has failed to take the reasonable steps necessary to defend diligently the Third Party Claim, the other Party may, at its option, acting reasonably, and assisted by counsel of its choice, defend, settle or compromise the Third Party Claim without prejudice to its right

of indemnification hereunder, provided, however, that the other party cannot, without the prior written consent of the Defending Party, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment. The Defending Party shall keep the other party advised of the status of the Third-Party Claim and the development of the defense, and shall consider in good faith any recommendations made by the other party with respect thereto.

8.10 Direct Claims

With respect to a Direct Claim, the Indemnified Person shall give notice of the Direct Claim to the Indemnifier pursuant to the provisions set forth in Section **Error! Reference source not found.**. Upon receipt of that notice, the Indemnifier will then have a period of 60 Business Days within which to respond in writing to the Direct Claim. The Indemnified Person shall deliver to the Indemnifier with the notice of the Direct Claim, and as annexes thereto, the information relied upon by the Indemnified Person to substantiate the Direct Claim and thus the contractual and factual grounds on which it bases its purported right to be indemnified, together with all other information as may be reasonably requested by the Indemnifier. If the Indemnifier does not respond within that 60-Business Day period, the Indemnifier will be deemed to have rejected that Direct Claim and the Indemnified Person may pursue any remedies available to it, in accordance with this Article 8.

8.11 Reductions and Subrogation

If the amount of Damages incurred by an Indemnified Person at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under any insurance coverage or under any claim, recovery, settlement or payment by or against any other Person, the Indemnified Person shall promptly repay to the Indemnifier the amount of the reduction (less any costs, expenses (including Taxes) or insurance premiums incurred in connection therewith). Upon making a full Indemnity Payment (taking into account the liability limitation set forth in Section 8.11), the Indemnifier will, to the extent of that Indemnity Payment, be subrogated to all rights of the Indemnified Person against any third party in respect of the Damages to which the Indemnity Payment relates. Provided, however, that in case the Indemnity Payment not be a full Indemnity Payment, any and all claims of the Indemnifier against any such third party on account of that Indemnity Payment will be postponed and subordinated in right of payment to the Indemnified Person's rights against that third party until the Indemnified Person recovers full payment of its Damages.

8.12 Liability Limitations

i) Except in the case of willful misconduct, gross negligence, reckless behavior, fraud, willful default or illegal acts of either Party; neither of them will be liable for (i) any loss of profit, loss of use, loss of opportunity, loss of revenue, loss of production, loss of product or business interruption; or (ii) any special, consequential, indirect, incidental, punitive or exemplary losses, including interest or carrying charges on its investment, arising out of or in connection with this Agreement, where consequential or indirect losses are those that (1) do not arise in the ordinary course of events as a consequence of the breach in question, and (2) could not have been within the reasonable contemplation of the Parties at the time of entering into this Agreement.

ii) The Vendor has no obligation to make any payment for Damages to the Purchaser or any Purchaser Indemnified Person under Section 8.2(a)(i), unless the amount of Damages (subject to the preceding paragraph i)) incurred by the Purchaser or any Purchaser Indemnified Person arising out of an incorrectness in, or breach of, any representation or warranty of the Purchaser contained in this Agreement or in any Closing Document, exceeds US$10,000 (the "**Threshold**").

iii) Notwithstanding any other provision set forth in this Agreement, the total aggregate liability under or in connection with this Agreement of either Party to the other Party and its Indemnified Persons will not exceed FOUR MILLION FIVE HUNDRED THOUSAND US DOLLARS (US$4,500,000.00) and therefore this is the maximum amount of Damages for which a Party shall indemnify the other Party and/or its Indemnified Persons. Provided, however, that Damages claimed as per this Article 8 that are attributable to the Indemnifier's willful misconduct, gross negligence, reckless behavior, fraud, willful default or illegal acts shall not be taken into account in assessing if the total aggregate liability has been reached.

8.13 Tax Effect

If any Indemnity Payment received by an Indemnified Person would constitute taxable income to that Indemnified Person, the Indemnifier shall pay to the Indemnified Person at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment an additional amount sufficient to place the Indemnified Person in the same after Tax position as it would have been if the Indemnity Payment had been received tax free.

8.14 Payment and Interest

(a) All amounts to be paid by an Indemnifier to an Indemnified Person under this **Error! Reference source not found.**, either as a result of (i) an agreement between them, or (ii) a Governmental Authority decision that is final and not subject to appeal or any further

recourse, or (iii) an arbitration award issued in furtherance of Section 9.15 hereof; will bear interest at a rate per annum equal to the Prime Rate, calculated on a monthly basis.

(b) In the event provided in subparagraph (i) of paragraph (a), such interest will be accrued should the agreed amount not be paid in full by the Indemnifier on the payment date agreed between the Indemnifier and Indemnified Person, and will accrue as from the day following such payment date until the day in which the agreed amount and all accrued interests are paid in full.

(c) In the events provided in subparagraphs (ii) and (iii) of paragraph (a), such interest will be accrued as from the date whereby the Indemnified Person delivered notice of a claim in accordance with Section **Error! Reference source not found.** until the day in which the amount payable by the Indemnifier to the Indemnified Person, in accordance with the final decision of the Governmental Authority or the arbitration award, as applicable, and all accrued interests are paid in full.

8.15 Agency for Indemnified Persons

(a) The Vendor accepts each indemnity made by the Purchaser under this Article 8 in favour of each of the Vendor's Indemnified Persons as agent and trustee of that Indemnified Person and may enforce an indemnity in favor of any of the Vendor's Indemnified Persons on behalf of that Indemnified Person. The Purchaser accepts each indemnity made by the Vendor under this Article 8 in favor of each of the Purchaser's Indemnified Persons as agent and trustee of that Indemnified Person and may enforce an indemnity in favor of any of the Purchaser's Indemnified Persons on behalf of that Indemnified Person.

(b) Any claim by any of the Vendor's Indemnified Persons or the Purchaser's Indemnified Persons against an Indemnifier, as provided in this Article 8, which is not resolved by mutual agreement, shall be subject to the provisions of Section 9.15.

8.16 Set-Off

The Parties may set-off and deduct from any amounts payable by the one Party to the other Party under this Agreement, the amount of any Damages for which the a Party is entitled to be indemnified by the other Party under this Article 8 and in accordance with subparagraphs (i), (ii) and (iii) of paragraph (a) of Section 8.14. To assert its right to set-off under this Section 8.16, the relevant Party must, in the written notice of claim to be provided to the other Party under Section 8.6, notify such other Party of its claim for set-off. If, at the time an amount becomes due and

payable by the Party entitled to be indemnified to the other Party, the former has notified the latter of its claim for set-off, the Party entitled to be indemnified may set-off the amount of Damages detailed in the written notice of claim (subject to the provisions of Section 8.12) from the amount payable to the other Party; provided, however, that the amount of set off must be held in trust or otherwise delivered in accordance with a decision issued in this connection by the Arbitration Tribunal to be constituted pursuant to the provisions of Section 9.15, pending a written agreement between the Vendor and Purchaser or an Order from the Arbitration Tribunal directing payment of the set off amount.

8.17 Exclusive Remedies

Except as provided in this Section 8.17, if the Closing occurs, the indemnities provided in Section 8.2 and Section 8.3 will, notwithstanding Section 9.7, constitute the only remedy of the Purchaser (or any of the Purchaser's Indemnified Persons) or the Vendor (or any of the Vendor's Indemnified Persons), respectively, against the other Party in respect of a breach of any representation, warranty, covenant or agreement of that Party under this Agreement. However, if after Closing a Party makes a claim for indemnification in accordance with Section 8.2 or Section 8.3, as the case may be, and subject to Section 8.12, and the other Party refuses to make payment for Damages or otherwise provide satisfaction in respect of that claim, then the Party making the claim for indemnification may seek a remedy for that refusal by commencing the arbitration proceedings pursuant to the provisions of Section 9.15. The claiming Party may exercise its rights under Sections **Error! Reference source not found.** and **Error! Reference source not found.**. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement or in any Closing Document may give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to the aforementioned Arbitration Tribunal. Each Party expressly waives, from and after the Closing, any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against a Party.

Article 9
MISCELLANEOUS

9.1 Notices

(a) Any notice, direction or other communication (in this Section 9.1, a "notice") regarding the matters contemplated by this Agreement must be in writing and delivered personally,

sent by courier or transmitted by email, as follows:

(i) in the case of the Vendor, to:

c/o Dorson Commercial Corp
Nicanor De Obarrio Ave.
Credicorp Bank Plaza, 26th floor
Panama, Republic of Panama
Email: reidch@hotmail.com

With Copy to: **Mr Christopher Reid**
Carrera 49B No. 93-62
Bogotá, Colombia

and

with a copy to (which copy shall not constitute notice):

Estudio Rubio & Asociados Legal S.A.S.
Attention: Nicolás Rubio
Email: nicolas.rubio@era-legal.com

(ii) in the case of the Purchaser, at:

c/o AM (Advanced Micro) Bioscience Inc.
201 – 1405 St Paul St
Kelowna BC, V1Y 2E9
Email: calum@advancedmicro.net

and

with a copy to (which copy shall not constitute notice):

Pushor Mitchell LLP

301 – 1665 Ellis Street

Kelowna, British Columbia V1Y 2B3

Attention: Keith Inman

Fax No.: 250-762-9115

Email: inman@pushormitchell.com

(b) A notice is deemed to be delivered and received (i) if delivered personally, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise as of 9 a.m. of the next Business Day; (ii) if sent by same-day courier, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise as of 9 a.m. of the next Business Day; (iii) if sent by express certified courier, two (2)

Business Days following the date of postage if delivered prior to 5:00 p.m. (recipient's time) and otherwise as of 9 a.m. of the next Business Day; or (iv) if transmitted by email, on the date on which the email is sent, provided there is confirmation of delivery to the addressee's email account, whether from said email account or from the sender's email account (provided in the latter case that the email is sent with request of delivery receipt confirming the email was delivered to the addressee's email account.

(c) A Party may change its address for service from time to time by notice given in accordance with the foregoing provisions delivered at least five (5) Business Days prior to the address change becoming effective.

9.2 Public Announcements

No press release, public statement or announcement or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement may be made prior to or after Closing without the prior written consent and joint approval of the Vendor and the Purchaser, except if required by Applicable Laws or a Governmental Authority or a stock exchange; if disclosure is required by Applicable Laws or a Governmental Authority or a stock exchange, the Party that is required (or whose Affiliate may be required) to make the disclosure shall, without unreasonable delay, notify the other Party of the request or requirement before any disclosure is made and make all reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

9.3 Further Assurances

Each Party shall from time to time, before or after the Closing Time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further acts, documents and instruments as may be reasonably necessary or desirable in order to give full effect to this Agreement or any provision of it.

9.4 Costs and Expenses

Unless otherwise specified, each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated by it.

9.5 Brokers

The Vendor shall indemnify and save harmless the Purchaser, the Corporation and MediColombias from and against any claims for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendor, the Corporation and MediColombias. The Purchaser shall indemnify and save harmless the Vendor from and against any claims for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser.

9.6 Waiver of Rights

Any waiver of any of the provisions of this Agreement or any Closing Document will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any Party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement or any Closing Document will constitute a waiver of any other provision (whether or not similar).

9.7 Remedies Cumulative

Unless otherwise specified, the rights and remedies of a Party under this Agreement are cumulative and in addition to and without prejudice to any other rights or remedies available to that Party at law, in equity or otherwise, and unless otherwise specified, no single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled. Provided, however, that exercise of all and any remedies is subject to the provisions of Section 9.15.

9.8 Severability

If any provision of this Agreement or its application to any Party or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement and without affecting its application to other parties or circumstances.

9.9 Assignment

(a) Except as provided in Section 2.3(b) and in paragraph (b) below, neither this Agreement nor any of the rights, benefits or obligations under this Agreement are assignable or

transferable by any Party without the prior written consent of the other Party, not to be unreasonably withheld.

(b) Each Party may assign its rights, benefits and obligations under this Agreement, in whole or in part, to any Affiliate or Person that acquires all or substantially all of the assets of such Party or acquires a majority of that Party's issued and outstanding voting securities, whether by way of take-over bid, amalgamation, arrangement, merger or otherwise.

9.10 Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

9.11 Third Parties

Unless otherwise specified in Section 8.2 and Section 8.3, this Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Except for the Indemnified Persons, no Person other than the Parties will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

9.12 Entire Agreement

This Agreement, together with the Closing Documents, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all other understandings, agreements, representations (including misrepresentations, negligent or otherwise), negotiations, communications and discussions, written or oral, made by the Parties with respect thereto. There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise, between the Parties, except as expressly stated in this Agreement or any Closing Document. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Closing Documents.

9.13 Amendment

This Agreement may not be amended, supplemented or otherwise modified in any respect except by written agreement signed by the Parties.

9.14 Governing Law

Except for matters for which, as a matter of public policy, **(i)** the laws of Colombia have to be applied, including matters relating to (a) property rights in respect of assets located in Colombia, (b) the Business and the Required Licenses, (c) Medicolombias labor matters, (d) health, safety and environmental issues of the Business, (e) taxes levied on Medicolombias and on the transfer of the Purchased Shares, and (f) exchange regulations applicable to foreign investment; or **(ii)** the laws of the British Virgin Islands have to be applied; this Agreement will be construed, interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

9.15 Dispute Resolution.

(a) Direct negotiation. Should any dispute, controversy, conflict or difference arise between the Vendor and the Purchaser in connection with the existence, interpretation, application, execution, compliance, breach or termination of this Agreement (a "Dispute"); the Parties shall attempt to settle it directly between them within a term not to exceed thirty (30) days after one Party gives written notice of the existence of the Dispute to the other Party. For the purpose hereof, such Dispute shall be submitted to the consideration of the highest executive authority of each Party, who will meet as often as required in order to find a solution to the Dispute. If no agreement is reached within such term or any extension thereof agreed in writing by the Parties, the Dispute shall be settled by binding international arbitration and either Party may commence the arbitration proceedings.

(b) Arbitration.

(i) Any Dispute between the Parties which is not resolved pursuant to the preceding paragraph (a), shall be referred to, and finally settled by, international arbitration under, and in accordance with, the Rules of Arbitration of the International Chamber of Commerce.

(ii) The seat of the arbitration shall be the city of Vancouver, British Columbia, Canada and the award shall be deemed to have been made there. The arbitrators may, however, hold hearings, meetings, or sessions anywhere convenient and as agreed to by all parties to the arbitration. No Party may request a different venue for arbitration based upon a theory of forum non conveniens;

(iii) The arbitration shall be conducted in the English language;

(iv) The arbitration shall be administered by the International Chamber of Commerce (**"ICC"**)

in accordance with its rules of arbitration except as otherwise set forth in this Section 9.15;

(v) The Tribunal shall consist of three (3) arbitrators to be appointed in accordance with the Rules of the ICC and shall decide in accordance with the Governing Law hereof;

(vi) Each arbitrator shall be a legal practitioner having at least ten (10) years' experience in corporate and commercial legal matters in the fifteen years immediately preceding commencement of the arbitration;

(vii) The arbitration award shall be made in writing and state the reasons upon which it is based;

(viii) The award may be made public only with the consent of both Parties;

(ix) Any monetary award shall be made in US$;

(x) The arbitration award shall be final and binding on the Parties;

(xi) The arbitrators shall be empowered to award all or a portion of the costs of the arbitration, including attorneys' fees and arbitration fees, to either Party;

(xii) The arbitrators shall rule de iure and will not have, nor exercise, any power to act as amicable compositeur or ex aequo et bono; or to award special, indirect, consequential or punitive damages, except in case of willful misconduct, gross negligence, reckless behavior, fraud, willful default or illegal acts by a Party;

(xiii) The arbitrators may award interim relief and grant specific performance;

(xiv) The Parties hereby agree that service of copies of the summons and complaint and any other process which may be served in any arbitration proceeding described above, or in any other proceedings to enforce any arbitration awards, may be made by delivering a copy of such process to the Parties at the address specified in Section 9.1 of this Agreement;

(xv) The Parties hereby agree that any arbitration award rendered in any arbitration proceeding resolving a Dispute, as all Disputes must be referred thereto as required by this Section 9.15, shall be conclusive and binding upon the Parties and may be enforced in other jurisdictions though any legal figure provided by the Applicable Laws of the relevant jurisdiction;

(xvi) The prevailing Party in any arbitration and, if necessary, any subsequent judicial enforcement action shall be entitled to recovery all its attorneys' fees, witness fees, arbitration fees and all other costs and expenses (including court costs or similar costs) incurred as a consequence of such Dispute, all as determined in the relevant arbitration or judicial enforcement action; and, thus,

(xvii) Any Party unsuccessfully resisting enforcement of any arbitration award hereunder, must pay the enforcing Party's cost of those proceedings (including reasonable attorneys' fees).

9.16 Tender

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money must be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule 1 to the *Bank Act* (Canada).

9.17 Counterparts and Delivery

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. A Party may execute this Agreement by signing any counterpart. Provided, however, that neither Party shall be bound to this Agreement until both Parties have executed a counterpart. Delivery of an executed counterpart in AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this Agreement; provided that neither Party shall be bound to this Agreement until there is a complete PDF of the Agreement with the signatures of both Parties received by the two of them on the date of this Agreement. If the latter method is adopted, without prejudice to the validity of such PDF counterpart, each Party shall provide the other with a signed original of the signature page within the five (5) days following the date of this Agreement in such a manner that both Parties shall have a physical counterpart of the Agreement with the original signatures of both Parties.

IN WITNESS whereof the Parties have executed and delivered by email the PDF counterpart of this Agreement on the day and year first herein written.

DORSON COMMERCIAL CORP.

By: DocuSigned by: Chris Reid 90D065CE4B38460...

Name: Christopher Reid

Title: Agent

AM (ADVANCED MICRO) BIOSCIENCES, INC.

By: DocuSigned by: B4AEBBDEF2D14ED...

Name: Calum Hughes

Title: CEO

SCHEDULE 2.1

Purchased Shares

Vendor	Class and Number of Shares in Baleno, Ltd.
DORSON COMMERCIAL CORP.	50,000 issued and outstanding shares without par value

SCHEDULE 3.1.10

Required Regulatory Approvals

No.	Item	Description	Timing	Responsible Party(ies)
1	Extension of the scope of the water concession granted by the *Corporación Autónoma Regional de Santander* - CAS through Resolution 00267-18 dated April 22, 2019.	The water concession granted by CAS through Resolution 00267-18 dated April 22, 2019 to the owners of the property subject matter of the Lease Agreement identified in Schedule 3.1.28., only authorizes a flow of 0,1 L/sec for only two (2) Has. An amendment of the water concession is to be applied for by such owners before CAS for the extension of the scope of the water concession in order to increase the flow for watering the four (4) Has	Post-Closing	Purchaser/ Corporation/ Medicolombias (application to be filed by the owners of the property subject matter of the Lease Agreement identified in Schedule 3.1.28.)
2	Assignment of the water concession granted by CAS through Resolution 00267-18 dated April 22, 2019.	The water concession was granted by CAS Ms. to Lurdy Marie Trigos Rueda and Mrs. Idma Chacon De Amaya, as owners of the leased property. If deemed convenient by the Purchaser, such owners shall apply for an assignment of the	Post-Closing	Purchaser/ Corporation/ MediColombias (application to be filed by the owners of the property subject matter of the Lease Agreement

		water concession to Medicolombias.		identified in Schedule 3.1.28.)
3	License for the fabrication of cannabis derivates for exportation purposes of MediColombias	The License for the production of cannabis derivatives granted to MediColombias by the Ministry of Health and Social Protection of Colombia, was restricted to the Colombian market. An amendment to the License was filed by Medicolombias during the first quarter of 2019 to include the export modality.	Decision outstanding by the Ministry of Health and Social Protection of Colombia. The amendment application complied with all the Applicable Colombian Laws requirements and there is no reason why the above-mentioned amendment should not be granted to Medicolombias	Before Closing: Vendor /Corporation/ Medicolombias After Closing: Purchaser/ Corporation/ Medicolombias
4	Obtention of the relevant quota for cannabis exports	Once the amendment to the derivatives License to include the export modality has been granted; separate requests are to be filed by Medicolombias with the Ministry of Health and Social Protection and the Ministry of Justice and Law in	At any time after the amendment has been granted.	Before Closing: Vendor/ Corporation/ Medicolombias After Closing: Purchaser/

		order to obtain the relevant approval and quota for cannabis export purposes. Medicolombias shall attach the necessary technicalstudies whereby the requested quota is duly justified.		Corporation/ Medicolombias
5	Seed source certificate granted by ICA to MediColombias.	Although MediColombias provided to Purchaser a copy of the filing for obtaining the relevant certificate for the seed source for medical and psychoactive cannabis before ICA, the relevant certificate is outstandingpending completion of the agronomical study.	After Completion of the agronomical study.	Purchaser/ Corporation/ Medicolombias

SCHEDULE 3.1.16

Required Licenses

No.	License /Permit
1	License for the cultivation of non-psychoactive cannabis granted to MediColombias by the Ministry of Justice and Law through Resolution 0495 of June 13th ,2018
2	License for the cultivation of psychoactive cannabis granted to MediColombias by the Ministry of Justice and Law through Resolution 0197 of February 20th, 2019.
3	License for the fabrication of cannabis derivates granted to MediColombias by the Ministry of Health and Social Protection through Resolution 5521 of December 4th ,2018
4	License for the use of seeds for showing in the delivery and commercial modalities granted to MediColombias by the Ministry of Justice and Law through Resolution 754 of August 3rd , 2018

SCHEDULE 3.1.28

Leases and Leased Property

No.	Item	Material Terms	
1	Lease Agreement entered into by (i) MediColombias and (ii) Lurdy Trigos and Idma Chacon (land owners), dated April 1st, 2018, to be amended after Closing through Amendment No. 1, regarding the Villa Silva lot in Santander, identified with Registration Certificate No. 314- 11848 of the Oficina de Registro de Instrumentos Públicos de Piedecuesta, Colombia.	Parties	Lessor: Idima Chacon and Lurdy Trigos Lessee: MediColombias Cannabis S.A.S.
		Dates of the Lease	April 1st, 2018
		Date of the Amendment of the Agreement	To be executed after Closing.
		Expiry date	Five (5) years after the day that the amendment is executed.
		Options to renew	Automatic renewal of five (5) years unless the Lessee provides written notice to the contrary at least three (3) months prior to the expiration date.
		Any option	• Call option for the Lessee to purchase the land, at any time during the agreement, according to Clause 19.1 of the Amendment No. 1 to the Lease Agreement. • Right of first refusal in favor of the Lessee if the Lessor receives any purchase offer for the property according to Clause 19.2

			of the Amendment No. 1 to the Lease Agreement..
		Location of the land	Vereda El Duende at municipio Los Santos, in Santander, Colombia, Registration Certificate No. 314- 11848 of the *Oficina de Registro de Instrumentos Públicos de Piedecuesta, Colombia.*
		Restrictions on assignment	The Lessor may not assign its rights or obligations in the agreement, neither its position in the agreement, without previous, express and written authorization of the Lessee. The Lessee may assign the lease agreement at any time, case in which it has to notify the assignment to the Lessor. The Lessee can sublease the property or assign its use at any time provided the Business's Licenses and Applicable Laws permit any such sublease or assignment. Any assignment made without complying with the conditions set forth above, represents valid cause for the termination of the agreement.
		Change of control of the Corporation or MediColombias or amalgamation	Not applicable.

		Payable Monthly Rent	• Four million five thousand (4,500,000) COP plus the applicable VAT before any seed is planted. • Nine million (9,000,000) COP plus the applicable VAT after the first seed is planted, once ICA has approved the commercial cultivation of the seeds.
		Other Payments	The payment of all public services.

SCHEDULE 3.1.31

Material Contracts

No.	Contract
1	Share transfer agreement entered into by the Corporation and the former shareholders of Medicolombias dated March 20th, 2019, and amended on May 9th, 2018, for the acquisition of 100% of the subscribed and outstanding capital of MediColombias. A copy of such agreement and its amendment is annexed to this Schedule 3.1.31.

EXHIBIT A

Form of Release

TO: **Baleno Ltd. (the "Corporation")**

AND TO: **MediColombias Cannabis S.A.S. ("MediColombias")**

AND TO: **AM (Advanced Micro) Bioscience, Inc. (the "Purchaser")**

Reference is made to the share purchase agreement dated as of •, 2019, between DORSON COMMERCIAL CORP. and the Purchaser (the "**Share Purchase Agreement**"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Share Purchase Agreement.

• (the "**Undersigned**") hereby resigns his positions as a director, officer and/or employee of the Corporation and MediColombias, as applicable, effective immediately prior to the Closing Time.

The Undersigned, on behalf of himself and his heirs, executors, administrators, successors, personal representatives, estate and assigns (collectively, the "**Releasor**"), in consideration of the Purchaser entering into the Share Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby, effective at the Closing Time, irrevocably and unconditionally releases and forever discharges the Corporation and MediColombias and each of their respective past, present and future affiliates, subsidiaries, successors and assigns and each of the past, present and future directors, shareholders, officers and employees of the foregoing (collectively, the "**Corporation Releasees**"), and the Purchaser and its past, present and future affiliates, subsidiaries, successors and assigns and each of the past, present and future directors, shareholders, officers and employees of the foregoing (collectively, the "**Purchaser Releasees**" and together with the Corporation Releasees, the "**Releasees**"), of and from all and any actions, manner of actions, suits, debts, dues, covenants, contracts, agreements, claims, costs, damages and demands (collectively, "**Claims**") of every nature and description whatsoever, at common law, contract, equity, statute or otherwise, whether known or unknown, suspected or claimed, matured or unmatured, contingent or otherwise, which the Releasor, as a director, officer, employee, debtholder or shareholder of the Corporation, now has or ever had or hereafter can, shall or may have against the Releasees, or any of them, for or by reason of or in any way arising out of any cause, matter or thing existing up to the date hereof arising by reason of or as a consequence of the Undersigned's position as a director, officer, employee, debtholder or shareholder of the Corporation, save and except that this release shall not be effective to release the Releasees from any Claims, rights or entitlements that the Releasor may have, if any, in respect of any matters arising out of the Undersigned's capacity as a Vendor under the Share Purchase Agreement or any claims in tort which the Undersigned may raise in defence to any claims advanced by the Releasees arising after the Closing Time (the "**Defence Claims**").

Except for any Defence Claims, the Undersigned covenants and agrees that if he hereafter makes any Claim or commences or threatens to commence any Claim against any Releasee for or by reason of any cause, matter, Claim or action that, pursuant to this release, has been released by such party, this release may be raised as an estoppel and complete bar to any such Claim.

The Undersigned confirms and warrants that he has not transferred or assigned, nor entered into any agreement to transfer or assign, to any other person any Claim, or any interest in any Claim, held by the Undersigned or formerly held by the Undersigned, as applicable, in respect of any or all matters released by him, pursuant to the terms of this release.

The Undersigned covenants and agrees that he shall not commence, maintain or enforce or cause to be commenced, maintained or enforced any proceedings of any kind or nature whatsoever against any person as a result of any injury, loss or damage that the Undersigned may have suffered in respect of any or all matters released by them in this release, including proceedings against any person who has or might claim contribution or indemnity from the other, as applicable, whether pursuant to statute or otherwise.

The Undersigned declares that he fully understands the terms of this release and: (a) acknowledges and confirms that he has obtained independent legal advice in respect of this release, or, in the alternative, (b) acknowledges, confirms, and agrees that he was advised to seek, and has had the opportunity to seek and was not prevented nor discouraged by any Releasee from seeking independent legal advice prior to the execution and delivery of this release and that, in the event that the Undersigned did not avail himself of that opportunity prior to the signing of this release, he did so voluntarily and agrees that his failure to obtain independent legal advice should not be used by him as a defence to the enforcement of this release.

The Undersigned acknowledges that in the event that any provision of this release, or part thereof, shall be found to be void or invalid by a court of competent jurisdiction, such void or invalid provision, or part thereof, shall be deemed to be severed from this release without in any way affecting the validity enforceability or effect of any of the remaining provisions, or parts thereof, which shall be and remain in full force and effect.

A copy of this Release delivered by electronic means and bearing a copy of the signature of the Undersigned shall for all purposes be treated and accepted as an original.

This release shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia and all courts competent to hear appeals from those courts in respect of any matter arising from or related to this Resignation and Release.

THIS RESIGNATION AND RELEASE is dated effective •, 2019.

DocuSigned by:
Chris Reid
90D06FCE4B38460...

Witness — Chris Reid

•